UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

Amendment NO.1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIPHERLOC CORPORATION

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
Texas	518210	86-0837077

{Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

825 Main St, Suite 100

Buda, TX 78610

Telephone (512)-772-4245

Michael De La Garza

President/CEO

825 Main St, Suite100

Buda, TX 78610

Telephone: (512)-772-4245

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Carl P. Ranno, Esq.

2733 East Vista Dr.

Phoenix, AZ 85032

Telephone 602-402-3615   Email carlranno@cipherloc.net

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “ smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company) Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value	18,897,400	$1.195	$22,582,393.00	$2,736.99
Common Stock underlying warrants	24,226,866	$1.195	$28,951,104.87	$3,508.87

Total	43,124,266		$51,533,497.87	$6,245.86

(1) Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) Estimated at $1.195 per share, the average of the high and low prices as reported on the OTC Bulletin Board regulated quotation service on February 4, 2019, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2019

PRELIMINARY PROSPECTUS

43,124,266 Shares

CIPHERLOC CORPORATION

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 43,124,266 shares of our common stock, par value $0.01 per share. These shares consist of the following.

A private placement pursuant to Regulation D, ending in August of 2018 wherein 18,827,900 Units were sold to accredited investors for $1.00 per unit. Each Unit consisted of one (1) share of common stock and a warrant to purchase one (1) additional share of Common Stock at $1.20 per share. The Warrant will expire 60 months from date of purchase. There are 18,827,900 Warrant Shares and 18,897,400 Common Shares which includes 69,500 converted warrant shares. The Company issued an additional 5,398, 966 Warrants, with a cashless conversion provision, at $1.20 with a ten (10) year expiration date to the investment agent as part of the its fee. The transaction totaled 43,124,266 common shares.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling shareholders. All expenses of registration incurred in connection with this offering are being borne by us, however all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “CLOK”. On February 4, 2019, the last reported sale price of our common stock as reported on the OTC Bulletin Board was $1.20 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus before deciding to purchase our stock.

The date of this Prospectus is February 5, 2019

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Cipherloc Corporation, a Texas corporation. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Cipherloc Corporation

Cipherloc Corporation is a technology and services solutions company for the rapidly expanding cloud-based cyber security industry. Cipherloc is based in Buda, Texas.

The Company has introduced an innovative and revolutionary new type of encryption technology with five international patents and two US patents pending and is the industry’s first “Polymorphic Cipher Engine”, called CipherLoc®. It is the first secure commercially viable advanced “Polymorphic Key Progression Algorithmic Cipher Engine” (PKPA). This morphing cipher can be used in any commercial data security industry and/or in sensitive applications.

The Company’s initial products are focused on protecting “data in motion” and will consist of three different offerings: CipherLoc EDGE (for mobile platforms), CipherLoc ENTERPRISE (for desktops, laptops, and tablets), and CipherLoc GATEWAY (for servers). Summaries for each of these products can be found on the Company’s website. The end goal with the release of these products is to offer end-to-end data security (i.e., data can be securely sent to/from any mobile device, any PC, and any server).

With a business-to-business model, the Company will directly pursue businesses that will embed Cipherloc’s technology within their own product offering. We will be offering these potential clients a fairly standard software licensing-maintenance model, under which they will license our software for use within their own products. Any company today that is currently using encryption technology becomes a potential customer for us. By targeting companies who are already building solutions that have encryption built-in to their products, we are planning to achieve scale much faster.

The Company was incorporated in Texas on June 22, 1953 as American Mortgage Company. During 1996, the Company acquired the operations of Eden Systems, Inc. (“Eden”) as a wholly owned subsidiary. Eden was engaged in water treatment and the retailing of cleaning products. Eden’s operations were sold on October 1, 1997. From September 30, 1997 through the year ended September 30, 2001, the company aimed our efforts in the research and development of semiconductor proprietary technology and processes and in raising capital to fund its operations and research. On May 16, 1996, the Company changed its name to National Scientific Corporation and since January of 2000 traded on the OTC Bulletin Board under the symbol NSCT. On March 15, 2015, the Company changed its name to Cipherloc Corporation and reversed its stock on a 100 to 1 basis. The name change became effective by the Amended Certificate as of March 23, 2015 and the stock has been trading under the symbol CLOK.

Our principal executive offices are located at 825 Main Street, Suite 100, Buda, TX 78610. Our telephone number is (512) 772-4245. Our website is www.cipherloc.net. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

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SUMMARY OF THE OFFERING

Common stock offered by the Stockholders:	43,124,266 shares of our common stock, which is the total of 18,897,400 issued common shares and 24,226,866 shares issuable upon the exercise of outstanding warrants

Common stock outstanding before and after this offering:	40,783,164 and 65,010,030 (1)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders

OTC Bulletin Board symbol:	CLOK

Risk Factors:	The Common Shares offered involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factor.”

(1)	The number of outstanding shares before the offering is based upon 40,783,164 common shares outstanding as of February 4, 2019 and the number of shares outstanding after this offering includes 24,226,866 shares of common stock issuable upon the exercise of the outstanding warrants.

Risk factors: You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline, and you may lose all or a part of your investment.

Risks Relating to Our Business

Risks Relating to our Organization and our Common Stock

Exercise of options and warrants and/or conversion of preferred stock will dilute your percentage of ownership. We may issue options to purchase or grant up to an aggregate of 3,000,000 shares of common stock under our 2019 Stock Grant/Option Plan. We also have warrants to purchase 25,015,866 shares of our common stock. In the future, we may grant additional stock options, warrants and convertible securities. The exercise or conversion of stock options, warrants, preferred stock or convertible securities will dilute the percentage ownership of our other stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert them when we would be able to obtain additional equity capital on terms more favorable than these securities.

Difficulties we may encounter managing our growth could adversely affect our results of operations. As our business needs expand, we may need to hire a significant number of employees. This expansion may place a significant strain on our managerial and financial resources. To manage the potential growth of our operations and personnel, we will be required to:

●	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;
●	install enhanced management information systems; and
●	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

If we lose key personnel or are unable to attract and retain additional qualified personnel, we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Mr. De La Garza, our Chief Executive Officer, President, and Director, and Dr. Carlson, our Chief Scientist. We may not be successful in attracting, assimilating and retaining our employees in the future.

Our stock price may be volatile.

The stock market in general has experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	limited “public float” in the hands of a small number of persons who sales or lack of sales could result in positive or negative pricing pressure on the market prices of our common stock;
sales of our common stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	Joss of any strategic relationship;
●	regulatory developments;
●	economic and other external factors; and
●	period-to-period fluctuations in our financial results.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have never paid nor; do we expect in the near future to pay dividends. We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future. Investors should not rely on an investment in our Company if they require income generated from dividends paid on our capital stock. Any income derived from our common stock would only come from rise in the market price of our common stock, which is uncertain and unpredictable.

We cannot predict how liquid the market for our common stock might become. The market liquidity for our common stock is not predictable. Since January of 2000, our common stock has been quoted for trading on the OTC Bulletin Board as National Scientific Corporation with the symbol NSCT and since April of 2015 as Cipherloc Corporation trading on the OTC Bulletin Board under the symbol CLOK, as soon as is practicable, we intend to apply for listing of our common stock on The Nasdaq Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility. Furthermore, for companies whose securities are traded on the OTC Bulletin Board, it is more difficult (I) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock is subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

Our common stock is subject to Rules 15g-l through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 50l(a) of the Securities Act). For transactions covered by this rule, a broker- dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

Additionally, our common stock is subject to SEC regulations applicable to “ penny stocks.” Penny stocks include any non-Nasdaq equity security that bas a market price of less than $5.00 per share, subject to certain exceptions.

The regulations require that prior to any non-exempt buy/sell transaction in a penny stock; a disclosure schedule proscribe d by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of a penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Our common stock may be affected by limited trading volume and price fluctuation which could adversely impact the value of our common stock.

There has been limited trading in our common stock and there can be no assurance that an active trading market in our common stock will either develop or be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

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Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants or upon the conversion of our Preferred Stock, it could create an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity related securities in the future at a time and price that we deem reasonable or appropriate.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

The Company expects to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. The Company may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company. The Company does not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. in addition, investors in the Company may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors. Investor awareness activities may also be suspended or discontinued which may impact the trading market of our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases. We and our shareholders may be subject ed to enhanced regulatory scrutiny due to the small number of shareholders who initially will own the registered shares of our common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets. Until such time as our restricted shares are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, which will constitute the entire available trading market. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. Since a small percentage of the outstanding common stock of the Company will initially be available for trading, held by a small number of individuals or entities, the supply of our common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist. Securities regulators have often cited factors such as thinly-traded markets, small numbers of holders, and awareness campaigns as hallmarks of claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that the Company’s or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what price s they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

Risks Related to Our Industry

We face intense competition.

We continue to experience intense competition across all markets for our products and services. Although we believe our business and product portfolio is a competitive advantage, our competitors that are focused on narrower product lines may be more effective in devoting technical, marketing, and financial resources to compete with us. In addition, barriers to entry in our businesses generally are low end products. Open source software vendors are devoting considerable efforts to developing software that mimics the features and functionality of our products. These competitive pressures may result in decreased sales volumes, price reductions, and/or increased operating costs, such as for marketing and sales incentives, resulting in lower revenue, gross margins, and operating income.

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Our business depends on our ability to attract and retain talented employees.

Our business is based on successfully attracting and retaining talented employees. The market for highly skilled workers and leaders in our industry is extremely competitive. We are limited in our ability to recruit internationally by restrictive domestic immigration laws. If we are less successful in our recruiting efforts, or if we are unable to retain key employees, our ability to develop and deliver successful products and services may be adversely affected. Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Delays in product development schedules may adversely affect our revenues.

The development of software products is a complex and time-consuming process. New products and enhancements to existing products can require long development and testing periods. Our increasing focus on innovative and new software presents new and complex development issues. Significant delays in new product releases or significant problems in creating new products could adversely affect our revenue.

Acquisitions and joint ventures may have an adverse effect on our business.

We expect to continue making acquisitions or entering into joint ventures as part of our long-term business strategy. These transactions involve significant challenges and risks including that the transaction does not advance our business strategy, that we don’t realize a satisfactory return on our investment, or that we experience difficulty in the integration of new employees, business systems, and technology, or diversion of management’s attention from our other businesses. These events could harm our operating results or financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-loo king statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

SELLING STOCKHOLDERS

Up to 43,120,266 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and consist of 18,897,400 shares of common stock issued to certain investors in the private placements ending in August 2018 and 24,226,866 shares of common stock issuable upon the conversion of outstanding warrants to the investors in the private placements ending in August 2018 which includes 5,398,966 warrants as a portion of the commissions paid to the Placement Agent and issued to the Agent’s designees.

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Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The 43,120,266 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

Except as otherwise provided, the following table sets forth certain information with respect to the beneficial ownership of our common stock including the names of the selling stockholders, the number of shares of our Common Stock owned beneficially by the selling stockholders as of February 4, 2019 the number of shares of our common stock being offered by each selling stockholder and the number and percentage of shares of Common stock that will be owned by each selling stockholder following the completion of this offering. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities.

The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 40,783,164 shares of common stock outstanding as of February 4, 2019.

	Ownership Before Offering		Ownership After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

3NT Management, LLC	100,000	100,000	0	0
Aaron Lehman	100,000	100,000	0	0
Adam Ofstad	120,000	120,000	0	0
Advanta IRA Services FBO Nicole Rhodes IRA	16,000	16,000	0	0
Advanta IRA Services LLC FBO David Rhodes IRA 8007173	60,000	60,000	0	0
Advanta IRA Services LLC FBO Fazal Dasankop IRA 8003	60,000	60,000	0	0
Albert Arciero	200,000	200,000	0	0
Aldolfo and Donna Carmona	200,000	200,000	0	0
Allen Gabriel	200,000	200,000	0	0
Alvin Fund	400,000	400,000	0	0
Amin and Rubina Chikhalia, TBE	100,000	100,000	0	0
Amy Stern	50,000	50,000	0	0
Andara Capital, LP	200,000	200,000	0	0
Anna Michalczyk	50,000	50,000	0	0
Anthony and Angela Reed Family Trust	100,000	100,000	0	0
Anthony and Angela Reed Family Trust, Tony Reed Trustee	50,000	50,000	0	0

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Ashit and Minaxi Vijapura TBE	100,000	100,000	0	0
Ashwin and Achala Patel TBE	100,000	100,000	0	0
Asian Gateway Ltd	200,000	200,000	0	0
Asian Gateway Ltd	200,000	200,000	0	0
Asian Gateway Ltd.	100,000	100,000	0	0
Barrett M. Miller	100,000	100,000	0	0
Barrett Share Trust	500,000	500,000	0	0
Beacon Investments	200,000	200,000	0	0
Bennett Yanowitz Credit Shelter Trust, Alan Yanowitz, Trustee	100,000	100,000	0	0
Beth McChesney	30,000	30,000	0	0
BMM Capital, LLC	200,000	200,000	0	0
BMM Capital, LLC, Brian Mark Miller Control Person	200,000	200,000	0	0
Boston Light Advisors, LLC, Roney, Managing Member	200,000	200,000	0	0
Bradley and Belinda Karp, Tenents in Common	100,000	100,000	0	0
Brian Kline	200,000	200,000	0	0
Brian Skillern	50,000	50,000	0	0
Bruce and Nancy Inglis JTWROS	100,000	100,000	0	0
Bruce McFadden	20,000	20,000	0	0
C D Walker LLC	200,000	200,000	0	0
C.D. Walker, LLC	200,000	200,000	0	0
Caisson Breakwater Global Opportunity Fund, LP	1,400,000	1,400,000	0	0
Calcott Family Trust, George Calcott Trustee	50,000	50,000	0	0
Calvin Klotz	20,000	20,000	0	0
Candioty Werth Living Trust, Linda Candioty, Trustee	50,000	50,000	0	0
Charles M. Johnson Jr.	200,000	200,000	0	0
Chitayat-Mahboubian Family Trust	200,000	200,000	0	0
Chris Merten	50,000	50,000	0	0
Christopher Gutek	50,000	50,000	0	0
Clayton A. Struve	100,000	100,000	0	0
Clayton Struve	300,000	300,000	0	0
Clint Duty	50,000	50,000	0	0
Colin McIntyre	100,000	100,000	0	0
Currie Family Trust	100,000	100,000	0	0
Daniel and Delita Camilleri	50,000	50,000	0	0
Daniel and Delita Camilleri	50,000	50,000	0	0
Daniel and Delita Camilleri JTWROS	60,000	60,000	0	0

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Daniel and Delita Camilleri JTWROS	60,000	60,000	0	0
Daniel Wray	50,000	50,000	0	0
David and Bonnie White	40,000	40,000	0	0
David and Elizabeth Kocyba JTWROS	50,000	50,000	0	0
David S. Nagelberg 2003 Revocable Trust David Nagelberg, Trustee	200,000	200,000	0	0
David Wells	200,000	200,000	0	0
David Wells	200,000	200,000	0	0
Devin Wate	400,000	400,000	0	0
Devon Brown	50,000	50,000	0	0
Donald Sesterhenn	50,000	50,000	0	0
Douglas Harnar, LLC	200,000	200,000	0	0
Dr. Brinda Thimmappa	100,000	100,000	0	0
Dr. Naveen Ahuja	50,000	50,000	0	0
Dwain H. Quandt Trust	50,000	50,000	0	0
Dyke Roger	500,000	500,000	0	0
Edward O’Rouke	20,000	20,000	0	0
EEJ Millennium, FLP	50,000	50,000	0	0
Eileen and John Wenschlog	100,000	100,000	0	0
Eileen and John Wenschlog Revocable Trust	50,000	50,000	0	0
EKM Capital, LLC	50,000	50,000	0	0
Eldoret, LLC Nitesh Patel Sole Member	100,000	100,000	0	0
Elliott L. Messing Revocable Trust, Elliott Messing Trustee	50,000	50,000	0	0
Eric Shank	100,000	100,000	0	0
Eric Shank	100,000	100,000	0	0
Esther M. Harpe Trust	100,000	100,000	0	0
Eugeen and Laura Webb, JTWROS	100,000	100,000	0	0
Eugene and Laura Webb JTWROS	150,000	150,000	0	0
Felix Frayman	150,000	150,000	0	0
FirstFire Global Opportunities Fund, LLC	800,000	800,000	0	0
Flying S Ranch Trust, Ryan and Diane Shay Trustees	200,000	200,000	0	0
Frank Koza	50,000	50,000	0	0
G & D Conniff, LLC	50,000	50,000	0	0
Gary and Katherine Alexander JTWROS	16,000	16,000	0	0
Gary Levine	50,000	50,000	0	0

12

Gary Ray Alexander and Katherine Cheri Alexander, JTWROS	8,000	8,000	0	0
Gary Ray and Katherine Cheri Alexander JTWROS	14,000	14,000	0	0
Gary Roy Alexander	40,000	40,000	0	0
Gary W. Levine	50,000	50,000	0	0
Gary Zoellner	100,000	100,000	0	0
GBS Trust George B. Stewart Trustee	50,000	50,000	0	0
George and Janice Geldin Family Trust, George Geldin, Trustee	50,000	50,000	0	0
George Mokan	30,000	30,000	0	0
Gerald A. Tomsic 1995 Trust, Gerald A. Tomsic, Trustee	50,000	50,000	0	0
Greg W. Hennessy	200,000	200,000	0	0
Gregg Buffington	200,000	200,000	0	0
Gregg Buffington	100,000	100,000	0	0
GTS Summitt, FLP	50,000	50,000	0	0
Harnar, LLC	200,000	200,000	0	0
Harry Gordon	100,000	100,000	0	0
Harvey R. Boshart	150,000	150,000	0	0
Iroquois capital Investment Group	300,000	300,000	0	0
Iroquois Master Fund	200,000	200,000	0	0
J & S Investments	100,000	100,000	0	0
Jack B. Campbell II	20,000	20,000	0	0
Jack Cavin Holland 1979 Trust, Jack Holland, Trustee t	40,000	40,000	0	0
James Adams	25,000	25,000	0	0
James Alderman	80,000	80,000	0	0
James and Theresa Bailey JTWROS	50,000	50,000	0	0
James Besser	200,000	200,000	0	0
James Besser	400,000	400,000	0	0
Jane Kantor 2011 Trust	200,000	200,000	0	0
Jayesh K. Patel and Bela J. Patel TBE	100,000	100,000	0	0
JEB Partners, LP	1,000,000	1,000,000	0	0
JEB Partners, LP	1,600,000	1,600,000	0	0
Jeffrey David Weiner	100,000	100,000	0	0
Jill Wickersham	64,800	64,800	0	0
Jimmi Dixon Jr.	100,000	100,000	0	0

13

JJCC Investments, LLC	100,000	100,000	0	0
John and Laura Maring	100,000	100,000	0	0
John Cavin Holland 1979 Trust	80,000	80,000	0	0
John M. Talone	40,000	40,000	0	0
Joseph Cardin	100,000	100,000	0	0
Joseph Kawley	50,000	50,000	0	0
Joseph Manzi	50,000	50,000	0	0
Joseph Michalczyk	150,000	150,000	0	0
Joseph R. Yacison	50,000	50,000	0	0
Kadi Family Trust, William Kadi Trustee	100,000	100,000	0	0
KAM, LLC	50,000	50,000	0	0
Kamaljit Khara	50,000	50,000	0	0
Kathleen A. Lannert Family Trust, Robert Lannert Trustee	50,000	50,000	0	0
Keith and Jeanne Fishback TIC	100,000	100,000	0	0
Keith Wright	100,000	100,000	0	0
Kenny Borin	40,000	40,000	0	0
Kevin Nini	50,000	50,000	0	0
Kim Marie Timothy	600,000	600,000	0	0
Ladd Hill Development, LLC	100,000	100,000	0	0
Larry Lindstrom	100,000	100,000	0	0
Larry Lindstrom	100,000	100,000	0	0
Lewis Dowdy	50,000	50,000	0	0
Lonnie B. Kester	30,000	30,000	0	0
Lonnie B. Kester	20,000	20,000	0	0
Lonnie Kestor	40,000	40,000	0	0
LRFA, LLC	200,000	200,000	0	0
Mainstar Trust FOB Robert Brett Snyder IRA	72,000	72,000	0	0
Mainstar Trust FOB Vrnon Rogr Harbough, Roth IRA	50,000	50,000	0	0
Manchester Exploer, LP	2,000,000	2,000,000	0	0
Manchester Explorer, LP	2,000,000	2,000,000	0	0
Marc Cohen	60,000	60,000	0	0
Mark and Debbie Lucas, JTWROS	50,000	50,000	0	0
Mark and Debbie Lucas, JTWROS	100,000	100,000	0	0
Mark Bloom	100,000	100,000	0	0
Mark Gaibler	100,000	100,000	0	0
Mark Herman	100,000	100,000	0	0
Matthew Campbell	100,000	100,000	0	0
Matthews Weiss	50,000	50,000	0	0
Michael Zimmerman	50,000	50,000	0	0
Millennium Investment Services 401K FBO Tony Reed	50,000	50,000	0	0

14

MIS Equity Strategies LP	200,000	200,000	0	0
MIS Equity Strategies, LP	400,000	400,000	0	0
MIS Equity Strategies, LP, Tony Keys Mgr.	100,000	100,000	0	0
Mitchell and Marcee Weiss Family Trust, Mitchell Weiss, Trustee	100,000	100,000	0	0
Mitchell Tracy	100,000	100,000	0	0
Mohamed Samy lhammady and Amany Awad, TB	100,000	100,000	0	0
Munaf S. and Sarya Kapadi,a TBE	100,000	100,000	0	0
Nancy Cowgill Trust, Nancy Cowgill, Trustee	100,000	100,000	0	0
Nicholas Adams	100,000	100,000	0	0
Nicholas Adams	250,000	250,000	0	0
Nick Panayotou	100,000	100,000	0	0
NJK Ventures, LLC	100,000	100,000	0	0
Northern Refuge, LLC	200,000	200,000	0	0
Northern Refuge, LLC	5,000	5,000	0	0
Patrick Carney	100,000	100,000	0	0
Paul Hermanson	50,000	50,000	0	0
Paul Traxler	200,000	200,000	0	0
Pensco Trust Company, LLC Custodian FOB Robert L. Dunn IRA	400,000	400,000	0	0
Peter Reynolds	100,000	100,000	0	0
Philip M. Cannella	100,000	100,000	0	0
Praful Patel	100,000	100,000	0	0
Quartini PLC Defined Benefit Plan and Trust, John Quartini, Trustee	75,800	75,800	0	0
Quartrini PLC Defined Benefit Plan and Truct John Quartrini, Trustee	24,200	24,200	0	0
Ralph N. Wharton	50,000	50,000	0	0
Rameshchandra Dabbi	50,000	50,000	0	0
Randall Yeomans	50,000	50,000	0	0
RBC Capital Markets LLC, CUST FBO David S. Perry, sep IRA	200,000	200,000	0	0
RBC Capital Markets LLC, CUST FBO Michael Zupan, IRA	150,000	150,000	0	0
RBC Capital Markets LLC, CUST FBO Thomas C. Rolfstad,IRA	200,000	200,000	0	0
RBC Capital Markets, LLC CUST FOB Brayden Clark IRA	100,000	100,000	0	0
RBC Capital Markets, LLC CUST FOB Gerald Clavette IRA	50,000	50,000	0	0
RBC Capital Markets, LLC CUST FOB Kerri Carmony, IRA	50,000	50,000	0	0

15

RBC Capital Markets, LLC CUST FOB Terry Mitchell, IRA	62,000	62,000	0	0
RBC Capital Markets, LLC CUST FOB Thomas C. Rolfstad, Seg. IRA	100,000	100,000	0	0
RBC Capital Markets, LLC, CUST FBO Alexander Tosi, IRA	200,000	200,000	0	0
RBC Capital Markets, LLC, CUST FBO Alexander Tosi, IRA	100,000	100,000	0	0
RBC Capital Markets, LLC, CUST FOB David S. Perry Sep. IRA	100,000	100,000	0	0
RBC Capital Markets, LLC, CUST FOB David S. Perry Sep. IRA	200,000	200,000	0	0
Regina Wate	80,000	80,000	0	0
Richard Carney	200,000	200,000	0	0
Richard Reiter	85,000	85,000	0	0
Robert Aldridge	210,000	210,000	0	0
Robert Biederman	50,000	50,000	0	0
Robert Dodge	200,000	200,000	0	0
Robert Dodge	200,000	200,000	0	0
Robert Johnson	50,000	50,000	0	0
Robert Johnson	30,000	30,000	0	0
Robert L. Monroe	50,000	50,000	0	0
Robert Lamphere, Jr.	410,000	410,000	0	0
Robert Radway	20,000	20,000	0	0
Robert Rathbone	50,000	50,000	0	0
Robert Swartwood	50,000	50,000	0	0
Robert Swartwood	20,000	20,000	0	0
Roger and Joyce Langeliers	200,000	200,000	0	0
Roger and Joyce Langeliers	200,000	200,000	0	0
Ross Pearson	100,000	100,000	0	0
S. Bruce Lansky Revocable Trust, Bruce Lansky, Trustee	30,000	30,000	0	0
S. Bruce Lansky Revocable Trust, Bruce Lansky, Trustee	20,000	20,000	0	0
S. Bruce Lansky Rvocable Trust, Bruce Lansky	50,000	50,000	0	0
S. Justin Devinney	50,000	50,000	0	0
Sabi and Ronit Bivas	40,000	40,000	0	0
Sargan Partners, Ltd	200,000	200,000	0	0
Sargon Partners, Ltd.	200,000	200,000	0	0
Satterfield Vintage Investments, LP	1,000,000	1,000,000	0	0
Scott Bowles	50,000	50,000	0	0
Sean and CeCille Coleman JTWROS	50,000	50,000	0	0

16

Sharon Walker	50,000	50,000	0	0
Sheldon Miller	120,000	120,000	0	0
Stephen Shumpert	200,000	200,000	0	0
Steve Boyd	98,000	98,000	0	0
Steve Collins	80,000	80,000	0	0
Steve Wietsma	50,000	50,000	0	0
Steven and Kaye Yost Family Trust	20,000	20,000	0	0
Steven and Kaye Yost Family Trust, Steven Yost Trustee	20,000	20,000	0	0
Steven Rothstein	60,000	60,000	0	0
Syeda S. Rizvi and Mairaj Uddin TBE	100,000	100,000	0	0
Tara Holbrook	50,000	50,000	0	0
TD Ameritrade CUST FOB Stefan Brink, IRA	40,000	40,000	0	0
Terry and Amy Milam, JTWROS	40,000	40,000	0	0
Terry Mitchell	20,000	20,000	0	0
The Childers Living Trust	50,000	50,000	0	0
The Clemetson Family Trust, Donald Clemetson Trustee	50,000	50,000	0	0
The Feldman Family Trust, Andrew Feldman Trustee	70,000	70,000	0	0
Tim Barbnecht	50,000	50,000	0	0
Troy O’Bryan	100,000	100,000	0	0
Troy Stevens	100,000	100,000	0	0
Velcro, LLC Mark Miller Manager	200,000	200,000	0	0
Veronica Marano and Thomas M. Volkening JTWROS	60,000	60,000	0	0
Veronica Marano and Thomas M. Volkening, JTWROS	100,000	100,000	0	0
Veronica Marano and Thomas M. Volkening, JTWROS	200,000	200,000	0	0
Vijay and Teja Patel TBE	100,000	100,000	0	0
Wamoh, LLC	100,000	100,000	0	0
Wayne Newkumet	300,000	300,000	0	0
William Gainey	100,000	100,000	0	0
William Gainey	60,000	60,000	0	0
William Green	50,000	50,000	0	0
William Green	40,000	40,000	0	0
William H. Costigan	50,000	50,000	0	0
William H. Costigan	20,000	20,000	0	0
William Murphy	200,000	200,000	0	0
William Stocker III	50,000	50,000	0	0
William Stocker III	50,000	50,000	0	0
William Truxal	70,000	70,000	0	0
William Winkenbach	50,000	50,000	0	0
Zachary Mock	50,000	50,000	0	0

17

Albert Landstrom*	52,575	52,575	0	0
Basil Christakos*	30,861	30,861	0	0
Brady Clark*	1,500	1,500	0	0
Christopher Clark*	1,082,813	1,082,813	0	0
Christopher Quandt*	500	500	0	0
Dmitry Aksenov*	5,950	5,950	0	0
Erik Poldroo*	500	500	0	0
Eugene Webb*	187,507	187,507	0	0
Gary Saccaro*	75,100	75,100	0	0
Jared Berg*	1,000	1,000	0	0
John Nole*	6,400	6,400	0	0
Jonathan Henrich*	760	760	0	0
Lorraine Maxfield*	45,861	45,861	0	0
Malcolm Alexander Winks*	121,722	121,722	0	0
Mark Finkle**	69,500	69,500	0	0
Marshall Brown*	3,000	3,000	0	0
Millard Tydings*	1,500	1,500	0	0
Paulson Investment Company, LLC*	1,205,445	1,205,445	0	0
Peter Fogarty*	22,950	22,950	0	0
Robert Setteducati*	1,082,813	1,082,813	0	0
Rodney Baber*	213,750	213,750	0	0
Ronald Coby*	48,478	48,478	0	0
Starla Goff*	2,813	2,813	0	0
Tanya Urbach*	109,505	109,505	0	0
Thomas Endres*	11,100	11,100	0	0
Thomas Parigian*	1,082,813	1,082,813	0	0
Timothy Dabulis*	1,750	1,750	0	0

(1)	Represents the amount of shares including those shares issuable upon the conversion of outstanding warrants that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.
(*)	Represents warrants as a portion of the commissions paid to the Placement Agent and issued to the Agent’s designees convertible to shares of common stock.
(**)	Represents shares of common stock that have been converted on a cashless basis by a designee of the Placement Agent.

18

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from any sale by the Selling Shareholders. We are not offering any of the Selling Shareholders’ securities. These shares may be sold by the Selling Shareholders from time to time at prevailing market prices. The Selling Shareholders may sell or distribute their shares in transactions through underwriters, brokers dealers or agents from time to time or through privately negotiated transactions, including in distributions to shareholders or partners or other persons affiliated with the Selling Shareholders. If the Selling Shareholder enters into an agreement after the date of this prospectus to sell their shares to a broker-dealer as a principal and that broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement containing this prospectus identifying the broker-dealer and disclosing required information on the plan of distribution. Additionally, prior to any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the Financial Industry Regulatory Agency.

Penny Stock Rules/ Section I5(g) of the Exchange Act

As previously mentioned under Risk Factors, our shares may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as a mended, and Rules 15g-l through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse’s net worth and may include the fair market value of home furnishings and automobiles, but excluding the value of any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule l5g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule l Sg-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule I5g-3 provides that it is unlawful for a broker /dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule l5g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule l 5g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule l5g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule l5g-6 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

19

DESCRIPTION OF SECURITIES

Our authorized capital stock consists 650,000,000 shares of common stock at a par value of $0.01 and 10,000,00 shares of preferred stock at a par value of $0.01.

Common Stock

On April 11, 2011, the Company amended its articles of incorporation to increase the authorized shares to 650,000,000 shares, at $0.01 par value. On March 23, 2015, the common stock was reverse split on a 1 for 100 basis. There were 40,783,164 common shares issued and outstanding as of February 9, 2019 held by 1,182 stockholders. There is no cumulative voting with respect to the election of directors or any other matter. The holders of our common stock are entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. The dividend rights of our common stock are junior to any preferential dividend rights of any outstanding shares of preferred stock. The holders of our common stock also are entitled to receive distributions upon our liquidation, dissolution or winding up of our assets that are legally available for distribution, after payment of all debt and other liabilities and distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock.

The holders of our common stock are not entitled to preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

The Company has authorized 10,000,000 shares of Series A Preferred Stock, at $0.01 par value and 1,000,000 are issued and outstanding as of February 4, 2019. Each share of the preferred stock has 1.5 votes on all matters presented to be voted by the holders of our common stock. The holders of the Preferred A shares can only convert the shares if agreed upon by the Board of Directors.

Warrants

During the year ended September 30, 2017, the Company issued warrants to purchase 165,000 shares of common stock. The warrants were issued with an exercise price of $4.50 and a term of two years. Additionally, during the year ended September 30, 2017, the Company issued 560,000 warrants to the Private Placement Investors. The Private Placement Investors were granted units, which consisted of one share of common stock and a warrant to purchase two additional shares of common stock, for $2 each. The warrants were issued with an exercise price of $4.50 and a term of two years. There is a total of 725,000 warrants that will expire in fiscal year ending 2019.

During the year ended September 30, 2018, the Company issued warrants to purchase 18,827,900 to accredited investors for $1.00 per unit. Each Unit consisted of one (1) share of common stock and a warrant to purchase one (1) additional share of Common Stock at $1.20 per share. The warrant will expire 60 months from date of purchase. The Company issued an additional 5,398,970 warrants, with a cashless conversion provision, at $1.00 with a ten (10) year expiration date to the investment agent as part of the its fee.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be opined for the Company by Jeffery A. McKee Esq. of the law firm of Davis, McKee P.L.L.C. located at 1650 North 1stAvenue, Phoenix, AZ 85003.

The financial statements included in this prospectus and the registration statement have been audited by Armanino LLP of San Francisco, California, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The auditor for the prior year is dbbmckennon of Newport Beach, California.

20

DESCRIPTION OF OUR BUSINESS

Cipherloc Corporation is a technology and services solutions company for the rapidly expanding cloud-based cyber security industry. Cipherloc is based in Buda, Texas. Our website is www.cipherloc.net

The foundation of modern security relies on encryption technology to protect sensitive information and maintain user privacy. However, ubiquitous use of encryption has been hampered by several factors: encryption is slow, key sizes need to be continually increased, it is increasingly possible to “break” into encrypted files using plaintext-recovery techniques, and encryption algorithms will be irreparably compromised when quantum computing becomes mainstream in the near-future. The Cipherloc mission is to eliminate these flaws and inadequacies to fully and securely protect the world’s data.

The Company has introduced an innovative and revolutionary new type of encryption technology with four international patents and two US patents pending and is the industry’s first “Poly morphic Cipher Engine”, called CipherLoc®. It is the first secure commercially viable advanced “Polymorphic Key Progression Algorithmic Cipher Engine” (PKPA). This morphing cipher can be used in any commercial data security industry and/or in sensitive applications. Our highly innovative solutions are based on our patented polymorphic encryption technology which is designed to make encryption faster, stronger, and massively scalable.

Our key technology is Polymorphic encryption engine (U.S. Patent No. 9,178,514)

Our products for data-in- motion are:

● EDGE – for use on mobile devices

● ENTERPRISE – for use on desktops, laptops, tablets

● GATEWAY – for use on servers

Our product for data-at-rest is:

● SHIELD – for use on databases and other storage devices

Summaries for each of these products can be found on the Company’s website. The end goal with the release of these products is to offer end-to-end data security (i.e., data can be securely sent to/from any mobile device, any PC and any server).

Our highly innovative products - based on our patented polymorphic encryption technology are designed to enable an iron-clad layer of protection to be added to existing solutions. Cipherloc has developed technology that:

● Cuts encryption processing time by over 50%

● Dramatically enhances data security strength

● Scalable, future-proof technology

● Easily added to existing solutions

Go-to-Market Strategy:

With a business-to-business model, the Company will directly pursue businesses that will embed Cipherloc’s technology within their own product offering. We will be offering these potential clients a fairly standard software licensing-maintenance model, under which they will license our software for use within their own products. Any company today that is currently using encryption technology becomes a potential customer for us. By targeting companies who are already building solutions that have encryption built-in to their products we are planning to achieve scale much faster.

ln June 2018, the Company hired a Vice President of Sales and Marketing who is now the COO, to oversee the Comp any’s sales and business development.

21

Intellectual Property

Cipherloc holds a number of Patents and Trademarks, both U.S. and international, with several patents pending:

Patents		Trademarks

1.	U.S. Patent Number 9,178,514	1. Cipherloc®
2.	U.S. Patent Number 6,424,227	2. CipherShop
3.	U.S. Patent Number 6,423,990	3. CipherShop
4.	U.S. Patent Number 6,301,147

The Competition

Conventional wisdom currently assumes modern encryption algorithms (such as AES) are safe because it would take an impractical amount of time for a brute force attack to successfully crack the encryption key used to protect data. This has been, and still is, an accurate statement. However, it can be demonstrably shown that it is possible to “break” into encrypted files using plaintext-recovery techniques that do not rely on brute force attacks thus exposing weaknesses and vulnerabilities in modern encryption algorithms. Because these encryption software engines have been used in the industry for well over 30 years, our primary competition are not other companies but rather the freely available, open-source encryption software that is currently used to protect data. One of our biggest challenges is convincing companies that their existing approaches that utilize these well-known encryption algorithms are no longer sufficient which means that the single biggest competitor we have is the status quo.

Two competitors are Palo Alto Networks (PANW) and FireEye (FEYE), which are highly indicative of the premium placed on firms in the business of cyber-security even though they don’t provide identical services or protection. Both firms have been brought public within the last 2 years and are experiencing exponential growth in revenues. Cipherloc is not expected to have a sizable need to upgrade and improve its encryption methodology and cipher engine as it is currently implemented because of the use of Set Theoretic Estimation mathematics.

Marketing

The Company’s COO heads up a marketing and sales organization consisting of professional consultants and licensees with extensive experience in the various markets where our products can be sold. Those markets are governmental, commercial and consumer. We attend trade shows, conferences and call on leaders in each market. Our products are sold through non-exclusive licensing agreements

Manufacturing

Our products are licensed software with very minimal development costs that is done in house.

Government Regulations

We are not subjected to government regulations in the sale or development of our products. All regulations that may be applicable are the responsibility of our customers.

Employees

We currently have 14 employees.

22

ORGANIZATION WITHIN THE LAST FIVE YEARS

The Company was incorporated in Texas on June 22, 1953 as American Mortgage Company. During 1996, the Company acquired the operations of Eden Systems, Inc. (“Eden”) as a wholly owned subsidiary. Eden was engaged in water treatment and the retailing of cleaning products. Eden’s operations were sold on October 1, 1997. From September 30, 1997 through the year ended September 30, 2001, the company aimed our efforts in the research and development of semiconductor proprietary technology and processes and in raising capital to fund its operations and research. On May 16, 1996, the Company changed its name to National Scientific Corporation and since January of 2000 traded on the OTC Bulletin Board under the symbol NSCT. On March 15, 2015, the Company changed its name to Cipherloc Corporation and reversed its stock on a 100 to 1 basis. The name change became effective by the Amended Certificate as of March 23, 2015 and the stock has been trading under the symbol CLOK

DESCRIPTION OF PROPERTIES

The Company rents office space at 825 Main Street, Suite 100, Buda, Texas 78610 for its corporate headquarters. It is our intention to use this facility for research and development. The Company leases offices at 7320 E. Butherus Drive, Suite 103, Scottsdale, Arizona 85260 primarily for sales and marketing. The Company has leased property at 21819 N. Scottsdale, AZ 85255 Scottsdale, Arizona 85260, which will be used for operation and accounting as well as the future headquarters.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. A disgruntled former contracted consultant has brought an action in the Texas State court against the CEO and the Company alleging fraud and misrepresentation pertaining to stock and payments, all of which have been paid, and all stock has been delivered to him. He has also included a claim of partial ownership of some of the Company’s patent which is without merit in that any interest he may have had has been assigned to the Company. The claim is frivolous and without merit. The case is being vigorously defended on our behalf by our insurance carrier. The Company’s motion to dismiss is pending on appeal.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been publicly traded since April 1, 2015 on the OTC Bulletin Board. Our common stock is quoted under the symbol CLOK. Prior to that, our common stock was quoted under the symbol NSCT. The following table sets forth for the periods indicated the range of high and low bid quotations per share as reported by the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

	High	Low
Fiscal Year 2017
First Quarter (October - December 20I6)	$6.00	$2.70
Second Quarter (January - March 2017)	$4.70	$2.46
Third Quarter (April - June 2017)	$3.02	$1.56
Fourth Quarter (July - September 2017)	$3.00	$1.80

Fiscal Year 2018
First Quarter (October - December 2017)	$1.83	$0.86
Second Quarter (January - March 2018)	$1.91	$1.12
Third Quarter (April - June 2018)	$1.91	$1.22
Fourth Quarter (July - September 2018)	$2.63	$1.35

Fiscal Year 2019
First Quarter (October - December 2018)	$2.20	$1.03

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Holders

On February 4, 2019 the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $1.20 per s hare. On February 4, 2019, we had approximately 1,182 holders of record of common stock. As of February 4, 2019, 40,783,164 shares of our common stock were issued and outstanding and 1,000,000 shares of preferred stock were issued and outstanding. As of February 4, 2019, we had outstanding warrants to purchase 25,206,866 shares of common stock including 188,000 warrants not being registered with this registration statement.

Dividend Policy

We have not paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

Securities Authorized for Issuance under Equity Compensation Plans

On August 27, 2018 our Board of Director’s adopted a Stock Option/Stock Issuance Plan for the employees, non-employee directors, consultants and other independent advisors who provide services to the Corporation. The Plan allows 3 million shares to be allocated to be used for either as a grant or option to purchase not to exceed 100% of the recipient’s annual revenue. It shall be administered by the Board of Directors or a committee created by the Board and became effective October 1, 20 I8. No shares have been issued pursuant to the plan.

SELECTED FINANCIAL DATA

This Item is not required for smaller reporting companies, and the Company has elected to omit this information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Report.

The following information contains certain forward-looking statements of our management. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

Our Business

Cipherloc is a data security solutions company. We are developing a highly innovative, polymorphic encryption technology designed to enable an iron-clad layer of protection to be added to existing solutions. The Company plans to introduce an innovative and revolutionary new type of encryption technology with five international patents and four US patents. We expect to be the industry’s first “Polymorphic Cipher Engine”, called Cipherloc®. We expect to offer the first secure commercially viable advanced “Polymorphic Key Progression Algorithmic Cipher Engine” (“PKPA”). This morphing cipher can be used in any commercial data security industry and/or in sensitive applications.

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Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The methods, estimates, and judgment we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The SEC has defined “critical accounting policies” as those accounting policies that are most important to the portrayal of our financial condition and results and require us to make our most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based upon this definition, our most critical estimates are accounting for convertible debt and embedded derivatives, software revenue recognition, and stock issued to employees and non-employees. Our most critical accounting policies applicable to the periods presented are noted below. For additional information see Note 2, “Significant Accounting Policies” in the notes to our financial statements appearing elsewhere in this report. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available, and actual results may differ significantly from these estimates.

Accounting for Convertible Debt and Embedded Derivatives

Convertible debt is accounted for under the guidelines established by Accounting Standards Topic (“ASC”) 470-20, Debt with Conversion and Other Options. ASC 470-20 governs the calculation of an embedded beneficial conversion feature, a derivative instrument, which is treated as an additional discount to the instruments where derivative accounting does not apply. This applies during the period for which embedded conversion features are either fixed, contingently convertible, or cash or net settlement is in control of the Company. When equity instruments, such as warrants, are issued with convertible debt, the net proceeds from the transaction are allocated to the convertible debt and equity instruments based on their relative fair values. The proceeds allocated to the equity instruments may reduce the carrying value of the convertible debt, and such discount is amortized to interest expense over the term of the debt. The amount of the warrants and beneficial conversion feature will reduce the carrying value of the debt instrument to zero, but no further. The discount relating to the initial recording of the original issue discounts, issue costs, warrants and beneficial conversion feature are accreted, together with the premium, over the estimated term of the debt.

The excess of fair value of the embedded conversion feature, together with the original issue discounts, warrants, and issue costs over the face value of the debt, is recorded as an immediate charge in the accompanying statements of operations and cash flows. Each reporting period, the Company will compute the estimated fair value of derivatives and record changes to operations.

Many of the conversion features embedded in the Company’s notes become variable upon the event of default or upon the passage of time in the event the Company does not repay the notes, at a premium, at 180 days from issuance of the note. If the conversion price is adjusted based on a discount to the market price of the Company’s common stock, the number of shares upon conversion is potentially unlimited. In the event we cannot control the net share settlement and cash settlement, we record the embedded conversion feature as a derivate instrument, at fair value. The excess of fair value of the embedded conversion feature, together with the original issue discounts, warrants, and issue costs over the face value of the debt, is recorded as an immediate charge in the accompanying statements of operations and cash flows. Each reporting period, the Company will compute the estimated fair value of derivatives and record changes to operations. The discounts are accreted over the term of the debt, which is generally nine months after the notes become convertible, using the effective interest method. We accounted for the embedded conversion features in the FirstFire and Peak One convertible notes as derivative liabilities in December 2017, even though we fully expect to repay the notes upon their scheduled maturity, because we have lost control of that ability as a result of the issuance of the Peak One note, and the financial burden these notes have placed on the Company. We continue to believe we will repay these notes before they become convertible after 180 days.

ASC 470-50, Extinguishments, require entities to record an extinguishment when the terms of the original note are significantly modified, defined as a greater than 10% change in expected cash flows. As a result of modifications made to one of the Company’s convertible notes during the reporting period, we recorded a loss as reported in the accompanying statements of operations and cash flows.

25

Software Revenue Recognition

Software license revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been electronically delivered, the license fee is fixed or is measured on a paid user basis; and collection of the resulting receivable is probable. When contracts contain multiple elements wherein Vendor-Specific Objective Evidence (“VSOE”) exists for all undelivered elements, we account for the delivered elements in accordance with the “Residual Method.” VSOE of fair value for maintenance and support is established by a stated renewal rate, if substantive, included in the license arrangement or rates charged in stand-alone sales of maintenance and support. Revenue from subscription license agreements, which include software, rights to unspecified future products and maintenance, is recognized ratably over the term of the subscription period.

Provided all other revenue criteria are met, the upfront, minimum, non-refundable license fees from customers are generally recognized upon delivery and on-going royalty fees are generally recognized upon reports of new licenses issued. If there is significant uncertainty about the project completion or receipt of payment for professional services, revenue is deferred until the uncertainty is sufficiently resolved. VSOE of fair value of services is based upon stand-alone sales of those services.

Stock Issued to Employees and Non-Employees

The Company measures the compensation cost using the fair value-based method. This method uses the fair value at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Grants to vendors are recorded at fair value at each reporting period.

Results of Operations

Fiscal Year Ended September 30, 2018, Compared to Fiscal Year Ended September 30, 2017

Revenue decreased to $316,248 from $467,274 for the years ended September 30, 2018 and 2017, respectively. Revenue decreased primarily as a result of the term on the Company’s only software license ending in June 2018. As a result, revenue was ratably recognized over nine months during the year ended September 30, 2018, as compared to twelve months during the year ended September 30, 2017. Correspondingly, cost of revenue decreased to $89,230 from $121,200 for the years ended September 30, 2018 and 2017, respectively. Cost of revenue is comprised of salaries and maintenance costs.

General and administrative expenses decreased to $1,844,903 from $3,166,471 for the years ended September 30, 2018 and 2017, respectively. General and administrative expenses decreased primarily as a result of lower stock-based compensation of $1,241,944 and lower salaries of $407,954, partially offset by higher legal costs of $196,508.

Sales and marketing expenses increased to $545,250 from $354,005 for the years ended September 30, 2018 and 2017, respectively. Sales and marketing expenses increased primarily as a result of higher stock-based compensation of $185,752.

Research and development expenses decreased to $873,107 from $1,087,372 for the years ended September 30, 2018 and 2017, respectively. Research and development expenses decreased primarily as a result of lower stock-based compensation of $293,470, partially offset by higher salaries of $69,111.

Settlement expense was $81,000 for the year ended September 30, 2018, as compared to $106,250 for the year ended September 30, 2017. Settlement expense for the year ended September 30, 2018 was due to the issuance of 50,000 shares of common stock to settle a legal claim. Settlement expense for the year ended September 30, 2017 was due to the issuance of 25,000 shares of common stock to terminate a software license.

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Total other expenses, net, increased to $1,303,541 from $53,137 for the years ended September 30, 2018 and 2017, respectively. The increase was due to the following:

1.	Net loss on extinguishment of convertible notes totaling $317,268. The Company recognized a $358,038 loss on extinguishment related to the amendment of the convertible note with FirstFire Global Opportunities Fund, LLC (“FirstFire”) in December 2017, as well as a $153,621 loss on extinguishment related to the redemption of the convertible note with Peak One Opportunity Fund LP (“Peak One”) in April 2018. These losses were partially offset by a $194,391 gain on extinguishment related to the settlement of the amended FirstFire convertible note in March 2018.

2.	The Company recognized a loss of $486,745 in December 2017, resulting from the excess fair value of the embedded conversion feature in the Peak One convertible note and of the equity instruments issued with the Peak One convertible note.

3.	Changes in the fair value of the embedded conversion features in the FirstFire and Peak One convertible notes during the year ended September 30, 2018, totaling $8,536.

4.	An increase in interest expense, net, to $490,992 from $53,137 for the years ended September 30, 2018 and 2017, respectively, due to interest incurred on the Company’s convertible notes with FirstFire and Peak One that were outstanding during the year ended September 30, 2018.

Liquidity and Capital Resources

We have an accumulated deficit at September 30, 2018 of $54,622,513. We expect to incur substantial expenses and generate continued operating losses until we generate revenues sufficient to meet our obligations. At September 30, 2018, the Company had cash of $14,056,346. We believe that our existing cash balances are sufficient to fund future operations for the next 12 months.

Cash Flows

The following table summarizes, for the periods indicated, selected items in our Statements of Cash Flows:

	Year Ended September 30,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(2,299,459)	$(1,788,764)
Investing activities	$(14,429)	$(2,798)
Financing activities	$16,142,838	$1,674,820

Operating Activities

Cash used in operating activities was $2,299,459 and $1,788,764 for the years ended September 30, 2018 and 2017, respectively. The increase in cash used for operating activities was primarily due to lower stock-based compensation.

Investing Activities

Cash used in investing activities was $14,429 and $2,798 for the years ended September 30, 2018 and 2017, respectively. The increase in cash used for investing activities was due to an increase in fixed asset purchases.

Financing Activities

Cash provided by financing activities was $16,142,838 and $1,674,820 for the years ended September 30, 2018 and 2017, respectively. The increase in cash provided by financing activities was due to an increase in the issuances of common stock for cash.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect the liquidity, capital resources, market risk support and credit risk support or other benefits.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

Set forth below is information regarding the Company’s current directors and executive officers. There are no family relationships between any of our directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title

Michael De La Garza	60	Chairman, Chief Executive Officer

Albert Carlson, PhD	59	Director, Chief Scientific Officer

Sammy Davis DrPH	71	Director

Milton Mattox	56	Chief Operating Officer

The Chief Executive Officer, directors, and officers of the Company will hold office until additional members or officers are duly elected and qualified. The background and principal occupations of the directors and officers of the Company are as follows:

Michael De La Garza, 60 years of age, is the Company’s Chairman and Chief Executive Officer. Mr. De La Garza has 25 years’ experience in the software industry as an executive officer and founder of numerous companies both private and publicly traded. His career started in 1991 as the COO of a medical imaging company and subsequently founded or co-founded three other software companies where he served as President and/or CEO. Michael studied computer science at Southwest Texas State University and received a Computer Science Technical degree from Danforth Technical College in 1980.

Albert Carlson, PhD, 59 years of age, serves as a Director and the Company’s Chief Scientific Officer. Dr. Carlson oversees the development of the Company’s Cipherloc suite of products and reports directly to the Chief Executive Officer. Dr. Carlson created and led teams advancing the state-of-the-art in more than six embedded, computer, and electrical engineering sectors, creating new markets, products, and value for exploitation. He has extensive experience in on-time design to delivery while remaining under budget at all levels of engineering. Additionally, he has worked in many areas of engineering and has focused extensive world knowledge, as well as deep algorithmic, set theory, mathematical, and design expertise. Dr. Carlson holds a PhD in Computer Science from the University of Idaho.

Sammy Davis DrPH, 71 years of age, serves as a Director of the Company. Dr. Davis has over 20 years’ experience in operations, finance, budgeting, financial reporting, revenue cycle management, inventory, payroll, accounts receivable and payable, and information systems in the healthcare industry. He has held numerous managerial positions as the Chief Executive Officer and Administrator. Dr. Davis holds a Doctor of Public Health degree from the University of Texas.

Milton Mattox, 56 years of age, serves as the Company’s Chief Operating Officer. Mr. Mattox is an experienced, senior technology executive with an extensive background in software engineering, application development, IT infrastructure, and offshore research and development team management. His accomplishments include transforming and accelerating technology development and delivery in alignment with worldwide business goals. His professional experience includes an executive vice president position at Lucent Technologies with executive-level experience at Intuit, Mitel, SHPS, Narus India, Signa, and CGI. Mr. Mattox holds a Doctorate in Organization and Leadership from the University of San Francisco, an MBA from City University of Seattle, and a Bachelor of Science in Electronic Engineering Technology from DeVry University.

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Audit Committee

The Company does not have an audit committee.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. Although the directors are engaged in other business activities, we anticipate they will devote an important amount of time to our affairs.

Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to ours. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. Code of ethics codifies the business and ethical principles that govern all aspects of our business. This document will be made available in print, free of charge, to any shareholder requesting a copy in writing from the Company. A form of the code of conduct and ethics was filed as Exhibit 14.1 to the Annual Report on Form 10-K for the year ended September 30, 2004.

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EXECUTIVE COMPENSATION

The following tables set forth certain information concerning all compensation paid, earned or accrued for service by (i) our Principal Executive Officer and Principal Financial Officer and (ii) all other executive officers who earned in excess of $100,000 in the fiscal years ended September 30, 2018 and 2017, and each of the other two most highly compensated executive officers of the Company who served in such capacity at the end of the fiscal year whose total salary and bonus exceeded $100,000 (collectively, the “Named Executive Officer”):

2018 AND 2017 SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Michael De La Garza
Chairman &	2018	$360,000	$60,000	$600,000	$40,200	(i)	—	$1,060,200
Chief Executive Officer	2017	$360,000	$60,000	$1,633,000	$54,000	(i)	—	$2,107,000

Albert Carlson, PhD
Director &	2018	$150,000	$20,000	$100,000	—		—	$270,000
Chief Scientific Officer	2017	$150,000	—	—	—		—	$150,000

Sammy Davis, DrPH	2018	—	—	$20,000	—		—	$20,000
Director	2017	—	—	—	—		—	—

Milton Mattox	2018	$30,000	—	—	—		—	$30,000
Chief Operating Officer	2017	—	—	—	—		—	—

(i) All other compensation consists primarily of remunerations for auto and health insurance costs.

Compensation of Directors

Our current compensation policy for directors is to compensate them through common stock as consideration for their joining our board and/or providing continued services as a director. We do not currently provide our directors with cash compensation, although we do reimburse their expenses, with exception for a chairman of the board. No additional amounts are payable to the Company’s directors for committee participation or special assignments. There are no other arrangements pursuant to which any directors were compensated during the Company’s last completed fiscal year for any service provided except as follows:

Employment Contracts

We have an employment agreement with Albert Carlson as our Chief Scientific Officer. The Agreement is for a term of one year, commencing on September 1, 2015 and initially expiring on August 31, 2016 with three one-year extensions. The Agreement provides that, in addition to receiving paid vacation in accordance with the Company’s policies as well as other customary benefits and provisions, Dr. Carlson shall receive an annual base salary of $150,000. If, at any time during the term of the Agreement, Dr. Carlson is terminated “without cause,” he will be entitled to receive a cash payment equal to the aggregate compensation payable to him during the remaining term of the Agreement. The terms of the employment agreement are incorporated by reference and was filed with our Form 8-K on September 4, 2015.

We have an employment agreement with Milton Mattox, Ed. D, our former Vice President of Sales and Marketing, as our Chief Operating Officer. The Agreement is for a term of one year, commencing on October 1, 2018 and initially expiring on September 30, 2019 with three automatic one-year extensions. The Agreement provides that, in addition to receiving paid vacation in accordance with the Company’s policies as well as other customary benefits and provisions, Dr. Mattox shall receive an annual base salary of $175,000. If, at any time during the term of the Agreement, Dr. Mattox is terminated “without cause,” he will be entitled to receive a cash payment equal to the aggregate compensation payable to him during the remaining term of the Agreement. The terms of the employment agreement are incorporated by reference and was filed with our Form 8-K on September 26, 2018.

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The Company entered into an employment agreement with its Chief Executive Officer on January 1, 2013. The employment agreement will expire on January 1, 2018 and shall automatically renew for another five years unless terminated in accordance with the provisions of the employment agreement. The employment agreement provides for:

i.	A monthly salary of $20,833 per month subject to an annual increase of 10% per year and consistent with the Company policy applicable to other senior executives and officers and approval by the Board of Directors. During the year ended September 30, 2018, the base salary was $360,000.

ii.	A cash bonus of 25% of his annual base salary each year if the Company reaches the following milestones:

a.	The Company posts annual gross revenues on a consolidated basis of at least $5,000,000;

b.	The Company’s earnings before the deduction of income taxes and amortization expenses (“EBITA”), including cash extraordinary items but before officer’s bonuses, on a consolidated basis for any year is at least $1,000,000;

iii.	An automobile allowance of $1,500 per month.

iv.	A medical insurance allowance of $1,500 per month.

v.	In the event the executive’s employment is terminated without cause he will receive the entire contract remaining on the agreement.

The Company has removed other provisions from the original employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

None.

AVAILABLE INFORMATION

You are advised to read this Form S-1 in conjunction with other reports and documents that we file from time to time with the SEC. In particular, please read our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file from time to time. You may obtain copies of these reports directly from us at 825 Main Street, Suite 100, Buda, TX 78610, our website, www.cipherloc.net or from the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington, D.C. 20549, and you may obtain information about obtaining access to the Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains information for electronic filers at its website http://www.sec.gov.

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FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Cipherloc Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Cipherloc Corporation (the “Company”) as of September 30, 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Armanino LLP

We have served as the Company’s auditor since 2018.

San Francisco, California

December 31, 2018

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Cipherloc Corporation

We have audited the accompanying balance sheet of Cipherloc Corporation (the “Company”) as of September 30, 2017, and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements were prepared assuming the Company will continue as a going concern. The Company has incurred losses and had a working capital deficit as of September 30, 2017. Those factors raised substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these factors were previously described in Note 2. The Company’s financial statements did not include any adjustments that might have resulted from the outcome of those uncertainties had the Company been unable to continue as a going concern.

/s/ dbbmckennon

Newport Beach, California

January 12, 2018

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CIPHERLOC CORPORATION

BALANCE SHEETS

	As of September 30,
	2018	2017
ASSETS
Current assets:
Cash	$14,056,346	$227,396
Total current assets	14,056,346	227,396

Other assets	12,218	12,218
Fixed assets, net	20,050	11,170
Total assets	$14,088,614	$250,784

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$52,043	$59,763
Accrued compensation	72,489	505,027
Convertible note payable	—	26,678
Deferred revenue-current	—	308,412
Total current liabilities	124,532	899,880

Long term liabilities:
Deferred revenue, net of current portion	—	7,836
Total long-term liabilities	—	7,836
Total liabilities	124,532	907,716

COMMITMENTS AND CONTINGENCIES (NOTE 7)

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A convertible preferred stock, $0.01 par value, 10,000,000 shares authorized; 1,000,000 and 10,000,000 issued and outstanding as of September 30, 2018 and 2017, respectively	10,000	100,000
Common stock, $0.01 par value, 650,000,000 shares authorized; 40,743,917 and 6,635,127 issued and outstanding as of September 30, 2018 and 2017, respectively	407,438	66,351
Additional paid-in capital	68,169,157	49,378,447
Accumulated deficit	(54,622,513)	(50,201,730)
Total stockholders’ equity (deficit)	13,964,082	(656,932)
Total liabilities and stockholders’ equity (deficit)	$14,088,614	$250,784

The accompanying notes are an integral part of these financial statements.

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CIPHERLOC CORPORATION

STATEMENTS OF OPERATIONS

	For The Year Ended
	September 30,
	2018	2017
Revenues	$316,248	$467,274

Cost of revenues	89,230	121,200
Gross profit	227,018	346,074

Operating expenses:
General and administrative	1,844,903	3,166,471
Sales and marketing	545,250	354,005
Research and development	873,107	1,087,372
Settlement expenses	81,000	106,250
Total operating expenses	3,344,260	4,714,098

Operating loss	(3,117,242)	(4,368,024)

Other (expenses) income:
Loss on extinguishment of convertible notes	(317,268)	—
Excess fair value of derivatives in convertible note	(486,745)	—
Change in fair value of embedded conversion features in convertible notes	(8,536)	—
Interest expense, net	(490,992)	(53,137)
Total other expenses, net	(1,303,541)	(53,137)

Net loss	$(4,420,783)	$(4,421,161)

Net loss per common share - Basic and diluted:	$(0.20)	$(0.71)

Weighted average common shares outstanding - Basic and diluted	22,502,166	6,183,909

The accompanying notes are an integral part of these financial statements.

35

CIPHERLOC CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED SEPTEMBER 30, 2018 AND 2017

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at September 30, 2016	10,000,000	$100,000	5,268,859	$52,688	$44,779,296	$(45,780,569)	$(848,585)
Common stock issued for services	—	—	25,000	250	74,250	—	74,500
Common stock and warrants issued for cash, net of offering costs of $69,680	—	—	724,000	7,240	1,376,080	—	1,383,320
Common stock issued for license termination	—	—	25,000	250	106,000	—	106,250
Common stock issued to officers and employees	—	—	542,268	5,423	2,778,499	—	2,783,922
Common stock issued with convertible note	—	—	50,000	500	44,109	—	44,609
Issuance of warrants	—	—	—	—	84,227	—	84,227
Beneficial conversion feature on convertible debt	—	—	—	—	135,986	—	135,986
Net loss	—	—	—	—	—	(4,421,161)	(4,421,161)
Balance at September 30, 2017	10,000,000	$100,000	6,635,127	$66,351	$49,378,447	$(50,201,730)	$(656,932)
Common stock issued for cash, net of offering costs of $2,356,662	—	—	18,909,900	189,099	16,436,139	—	16,625,238
Common stock issued to officers and employees	—	—	766,033	7,660	1,464,941	—	1,472,601
Common stock issued for services	—	—	10,000	100	14,900	—	15,000
Common stock issued for legal settlement	—	—	50,000	500	80,500	—	81,000
Common stock issued for warrant exercise	—	—	388,928	3,889	(3,889)	—	—
Convertible notes – issuance of common stock	—	—	362,500	3,625	498,875	—	502,500
Convertible note – issuance of warrants	—	—	—	—	90,345	—	90,345
Convertible note – amendment of existing warrants	—	—	—	—	74,041	—	74,041
Settlement of convertible note	—	—	121,429	1,214	179,858	—	181,072
Related party conversion of preferred stock	(9,000,000)	(90,000)	13,500,000	135,000	(45,000)	—	—
Net loss	—	—	—	—	—	(4,420,783)	(4,420,783)
Balance at September 30, 2018	1,000,000	$10,000	40,743,917	$407,438	$68,169,157	$(54,622,513)	$13,964,082

The accompanying notes are an integral part of these financial statements.

36

CIPHERLOC CORPORATION

STATEMENTS OF CASH FLOWS

	For The Year Ended
	September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,420,783)	$(4,421,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,548	5,524
Stock-based compensation	1,472,601	2,783,922
Stock issued for services	15,000	74,500
Settlement expenses	81,000	—
Loss on extinguishment of convertible notes	317,268	—
Termination of software license	—	106,250
Excess fair value of derivatives in convertible note	486,745	—
Change in fair value of embedded conversion features in convertible notes	8,536	—
Debt discount amortization	491,132	—
Changes in operating assets and liabilities:
Prepaid officer compensation	—	44,788
Prepaid expenses and other assets	—	2,501
Accounts payable and accrued liabilities	(7,720)	(2,507)
Accrued compensation	(432,538)	84,693
Deferred revenue	(316,248)	(467,274)
Net cash used in operating activities	(2,299,459)	(1,788,764)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(14,429)	(2,798)
Net cash used in investing activities	(14,429)	(2,798)

CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issued for cash, net of offering costs of $2,356,662 and $69,680, respectively	16,625,238	1,383,320
Proceeds from related party notes	—	70,000
Repayment of related party notes	—	(70,000)
Proceeds from convertible notes, net	242,600	291,500
Repayment of convertible notes	(725,000)	—
Net cash provided by financing activities	16,142,838	1,674,820

INCREASE (DECREASE) IN CASH	13,828,950	(116,742)
CASH, BEGINNING OF YEAR	227,396	344,138
CASH, END OF YEAR	$14,056,346	$227,396

CASH PAID FOR:
Interest paid	$—	$—
Income taxes paid	$—	$—

NON-CASH FINANCING ACTIVITIES:
Issuance of common stock with convertible notes	$502,500	$—
Issuance of warrants with convertible note	$90,345	$—
Amendment of warrants issued with convertible note	$74,041	$—
Settlement of convertible note	$181,072	$—

The accompanying notes are an integral part of these financial statements.

37

CIPHERLOC CORPORATION

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2018 AND 2017

NOTE 1- DESCRIPTION OF BUSINESS

Cipherloc Corporation (the “Company” or “Cipherloc”) was incorporated in Texas on June 22, 1953 as American Mortgage Company. On March 15, 2015, the Company changed its name to Cipherloc Corporation. The name change became effective on March 23, 2015.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies are as follows:

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of net revenues and expenses recognized during the periods presented. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements; accordingly, actual results could differ from these estimates. The Company’s most significant estimate relates to the valuation of its convertible note.

Legal

The Company is subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. The Company accrues for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.

Cash and Cash Equivalents and Concentration of Credit Risk

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2018 and 2017. At September 30, 2018 and 2017, cash includes cash on hand and cash in the bank. The Company maintains its cash in accounts held by large, globally recognized banks which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (FDIC). The FDIC insures these deposits up to $250,000. As of September 30, 2018, $13,806,346 of the Company’s cash balance was uninsured. The Company has not experienced any losses on cash.

Fixed Assets

Fixed assets are recorded at cost and depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. Equipment and furniture are depreciated over an estimated useful life of three (3) to five (5) years. Leasehold improvements are depreciated over the lesser of the related lease term or a useful life of ten (10) years. Software is depreciated over an estimated useful life of three (3) years.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value. There was no impairment recorded during the years ended September 30, 2018 and 2017.

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Fair Value of Financial Instruments

The Company’s financial instruments consisted primarily of cash, accounts payable and accrued expenses, deferred revenue, convertible note payable, as well as embedded conversion features. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Fair value is focused on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Within the measurement of fair value, the use of market-based information is prioritized over entity specific information and a three-level hierarchy for fair value measurements is used based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active;

●	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair values of the embedded conversion features in the Company’s convertible notes and of the warrants issued by the Company were determined using level 2 measurements and are discussed in further detail in Notes 5 and 8, respectively.

Convertible Debt

Convertible debt is accounted for under the guidelines established by Accounting Standards Codification (“ASC”) 470-20, Debt with Conversion and Other Options. ASC 470-20 governs the calculation of an embedded beneficial conversion, a derivative instrument, which is treated as an additional discount to the instruments where derivative accounting does not apply. This applies during the period for which embedded conversion features are either fixed, contingently convertible, or cash or net settlement is in control of the Company. When equity instruments, such as warrants, are issued with convertible debt, the net proceeds from the transaction are allocated to the convertible debt and equity instruments based on their relative fair values. The proceeds allocated to the equity instruments may reduce the carrying value of the convertible debt, and such discount is amortized to interest expense over the term of the debt. The amount of the warrants and beneficial conversion feature will reduce the carrying value of the debt instrument to zero, but no further. In the event the Company has the option to pay the convertible note at a premium ranging within the first six (6) months before they become convertible, the Company will record the prepayment if intended. The discount relating to the initial recording of the original issue discount, issue cost, warrant and beneficial conversion feature are accreted, together with the premium, over the estimated term of the debt, which is generally 180 days from the date of issuance.

The conversion feature embedded in the Company’s note may become variable upon the event of default or upon the passage of time in the event the Company does not repay the notes, at a premium, at 180 days from issuance of the note. If the conversion price is adjusted based on a discount to the market price of the Company’s common stock, the number of shares upon conversion is potentially unlimited. In the event we cannot control the net share settlement and cash settlement, we record the embedded conversion feature as a derivate instrument, at fair value. The excess of fair value of the embedded conversion feature, together with the original issue discounts, warrants, and issue costs over the face value of the debt, is recorded as an immediate charge in the accompanying statements of operations and cash flows. Each reporting period, the Company will compute the estimated fair value of derivatives and record changes to operations. The discounts are accreted over the term of the debt, which is generally nine months after the notes become convertible, using the effective interest method.

ASC 470-50, Extinguishments, require entities to record an extinguishment when the terms of the original note are significantly modified, defined as a greater than 10% change in expected cash flows. As a result of modifications made to one of the Company’s convertible notes during the reporting period, we recorded a loss as reported in the accompanying statements of operations and cash flows.

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Customer Concentration

During the years ended September 30, 2018 and 2017, one customer accounted for 100% of revenues. The loss of this customer will have a significant impact on operations.

Revenue Recognition

Software license revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been electronically delivered, the license fee is fixed or is measured on a paid user basis, and collection of the resulting receivable is probable. When contracts contain multiple elements wherein Vendor-Specific Objective Evidence (“VSOE”) exists for all undelivered elements, we account for the delivered elements in accordance with the “Residual Method.” VSOE of fair value for maintenance and support is established by a stated renewal rate, if substantive, included in the license arrangement or rates charged in stand-alone sales of maintenance and support. Revenue from subscription license agreements, which include software, rights to unspecified future products and maintenance, is recognized ratably over the term of the subscription period. When the fair value of VSOE of post contract customer support cannot be determined, the revenue is recognized ratably over the contract period. In June 2014, the Company entered into an agreement to provide software and support to a third party for which no VSOE for any elements is known. Since the customer requested additional modifications to the software before it could be used, delivery of the use of the license was not achieved until December 2015. The only remaining undelivered element was post contract support services, and accordingly, the revenues were recognized on a pro rata basis prospectively over the 30 months ending June 10, 2018 per the terms of the related contracts. Deferred revenue results from fees billed to or collected from customers for which revenue has not yet been recognized.

The Company had deferred revenue of $0 and $316,248 as of September 30, 2018 and 2017, respectively.

Research and Development and Software Development Costs

The Company expenses all research and development costs, including patent and software development costs. Our research and development costs incurred for the years ended September 30, 2018 and 2017 were $873,107 and $1,087,372, respectively.

Stock-Based Compensation

The Company measures the cost of services provided by employees and non-employees in exchange for an award of an equity instrument based on the grant-date fair value of the award. All equity awards granted to employees and non-employees during the years ended September 30, 2018 and 2017 were fully vested upon grant. As such, compensation cost was recognized at the time of the grant.

Income Taxes

The Company utilizes the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry-forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that the value of such assets will be realized.

The Company uses the two-step approach to recognize and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments. The Company did not record any liabilities for uncertain tax positions during the years ended September 30, 2018 or 2017.

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Basic and Diluted Net Loss per Common Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the reporting period. The weighted average number of shares is calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted earnings per share reflects the potential dilution that could occur if stock options, warrants, and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. As of September 30, 2018, and 2017, the Company had 1,000,000 and 10,000,000 shares, respectively, of preferred stock outstanding, which are convertible into 1,500,000 and 15,000,000 shares, respectively, of common stock.

Diluted loss per share is the same as basic loss per share during periods where net losses are incurred since the inclusion of the potential common stock equivalents would be anti-dilutive as a result of the net loss. During the year ended September 30, 2018, 25,015,866 warrants and 1,000,000 shares of convertible preferred stock were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. During the year ended September 30, 2017, 725,000 warrants and 10,000,000 shares of convertible preferred stock were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.

Recent Accounting Announcements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standards Updates (“ASU”) to amend the authoritative literature in the ASC. There have been a number of ASUs to date that amend the original text of the ASCs. Other than those discussed below, the Company believes those ASUs issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) – Accounting for Certain Financial Instruments with Down Round Features, to change the classification analysis of certain equity-linked financial instruments with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity-classified instruments, the amendments require the effect of the down round feature to be recognized in earnings per share when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. ASU 2017-11 is effective in annual periods beginning after December 15, 2019 and in interim periods within annual periods beginning after December 15, 2020. The Company early adopted ASU 2017-11 during the year ended September 30, 2017.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurements (Topic 820) – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, to modify the disclosure requirements for fair value measurements. The ASU removes certain disclosure requirements related to transfers between fair value hierarchy levels and valuation processes for Level 3 fair value measurements. It modifies certain disclosure requirements for investments in entities that calculate net asset value. It adds certain disclosure requirements regarding gains and losses for recurring Level 3 fair value measurements and unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718) – Improvements to Nonemployee Share-Based Payment Accounting, to expand the scope of Topic 718, Compensation – Stock Compensation, which currently only includes share-based payments to employees, to include share-based payments issued to nonemployees for goods or services. Thus, accounting for share-based payments to nonemployees and employees will be substantially aligned. ASU 2018-07 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

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In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Early adoption of the amendments in this standard is permitted for all entities, and the Company may recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 840): Targeted Improvements, to provide a new transition method and practical expedient for separating components of a contract. The amendments in this standard are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. ASU 2014-09 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is currently in the process of evaluating the effect that this guidance will have on its financial statements and related disclosures.

NOTE 3 – FIXED ASSETS, NET

As of September 30, 2018, and 2017, fixed assets consisted of the following:

	September 30,
	2018	2017
Equipment and furniture	$11,042	$3,355
Leasehold improvements	10,542	10,541
Software	9,538	2,798
	31,122	16,694
Accumulated depreciation	(11,072)	(5,524)
Fixed assets, net	$20,050	$11,170

Depreciation expense for the years ended September 30, 2018 and 2017 was $5,548 and $5,524, respectively.

NOTE 4 – SOFTWARE LICENSES

Gawk

On June 14, 2014, the Company entered into a license agreement with Gawk to use the Cipherloc engine for $1,125,000 for a period of four (4) years. This customer licensed the CipherShop-Cipherloc encryption software technology and support services. The Company was not required to make significant modifications at the time the contract was executed. Prior to this, the Company had never sold or licensed the CipherShop-Cipherloc encryption software, nor any support services for such. Under the license agreement, the Company was to provide access to its software on an operational basis and provide training. The Company would also provide unspecified upgrades, if and when available, and 24/7 support over the license term. No VSOE was known for any of the elements. After the agreement was executed, the licensee requested modifications to the software because they could not otherwise use the software. The Company made the requested modifications to the software and delivered the finished product in late December 2015; thus, delivery had not deemed to have occurred until such date. The contract termination date was not extended beyond the initial date of June 2018. Revenues were recorded from the date of delivery over the remaining term of the agreement or approximately 30 months. For these reasons, revenue is recognized ratably from December 2015 until June 2018. During the years ended September 30, 2018 and 2017, the Company recognized revenues of $316,248 and $467,274, respectively.

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NOTE 5 – CONVERTIBLE NOTES PAYABLE

FirstFire Global Opportunities Fund, LLC

On September 26, 2017, the Company issued a convertible note payable to FirstFire Global Opportunities Fund, LLC (“FirstFire”) with a principal amount of $330,000, which included an original issue discount of $30,000. The Company incurred $8,500 in debt issuance costs. The note accrued interest at 5% per annum and was to mature on March 26, 2018. The note was convertible at $2.00 per share. The Company also issued 50,000 shares of its common stock, as well as warrants to purchase an additional 165,000 shares of common stock at $4.50 per share with a term of two years. The note was amended on December 20, 2017, which reduced the conversion price of the note from $2.00 to $1.00 per share and the exercise price of the warrants from $4.50 to $2.00. The amendment also required the Company to issue an additional 87,500 shares of common stock to FirstFire.

The note, as amended, provided the holder with the right, at any time on or after the note’s maturity date, to convert all or a portion of the outstanding principal balance and accrued interest to shares of the Company’s common stock at a conversion price of $1.00 per share, subject to certain adjustments to the conversion price under certain circumstances. In the event of default, the conversion price equaled the lower of $1.00 per share or 70% multiplied by the lowest bid price of the Company’s common stock during the 25 trading days preceding the conversion date. An event of default, among other events, was the non-payment of the note at maturity.

If shares of the Company’s common stock traded below $1.00 per share on the day following the conversion date, the conversion price was to be retroactively adjusted to equal 75% multiplied by the lowest traded price on the day following the conversion date. If the Company consummated a registered or unregistered primary offering of its securities for capital raising purposes, the holder of the note had the right to demand repayment in full or convert the outstanding principal balance and accrued interest into shares of the Company’s common stock at the lower of $1.00 per share or a 20% discount to the offering price to investors in the primary offering.

The reduction of the conversion price from $2.00 to $1.00 was deemed to create a beneficial conversion feature, therefore, the Company accounted for the amendment of the FirstFire note using ASC 815, Derivatives and Hedging, and recognized a loss on extinguishment of $358,038 during the three months ended December 31, 2017. Upon the December 20, 2017 amendment of the FirstFire note, the Company reduced the note to zero and recognized an embedded conversion feature derivative liability of $320,312. The Company valued the embedded conversion feature as derivative liability with the Black-Scholes-Merton valuation model on the date of the amendment using an expected life of one (1) year, volatility of 150%, and risk-free rate of 1.87%.

During the year ended September 30, 2018, the Company recognized a gain of $11,234 related to the change in fair value of the FirstFire embedded conversion feature derivative liability. The Company valued the embedded conversion feature derivative liability with the Black-Scholes-Merton valuation model as of March 21, 2018, immediately prior to the settlement of the note as described below, using an expected life of 0.78 years, volatility of 150%, and risk-free rate of 1.71%.

On March 21, 2018, the Company entered into a settlement agreement with FirstFire, under which FirstFire converted $77,500 of the note payable into 50,000 shares of common stock, and the Company paid $350,000 to satisfy the convertible note payable in full. In connection with the settlement of the FirstFire note, the Company recognized a gain on extinguishment of $194,391.

Total interest expense related to the FirstFire note, including the debt discount amortization, was $453,700 for the year ended September 30, 2018.

Peak One Opportunity Fund LP

On December 14, 2017, the Company issued a convertible note payable to Peak One Opportunity Fund LP (“Peak One”) with a principal amount of $300,000. The Company incurred $27,400 in debt issuance costs. The note was to mature on December 14, 2020 and provided the holder with the right to convert all or a portion of the outstanding principal balance to shares of the Company’s common stock at a conversion price of $1.00 per share, subject to certain adjustments to the conversion price under certain circumstances. If an event of default had occurred or if the conversion occurred more than 180 days from the issuance date, the conversion price shall equal the lower $1.00 per share or 70% of the lowest traded price of the Company’s common stock during the 20 trading days preceding the conversion date. However, if the Company’s common stock was not eligible for clearing through the Depository Trust Company’s Deposit Withdrawal Agent Commission system on the conversion date, the conversion price would have equaled the lower of $1.00 per share or 65% of the lowest traded price of the Company’s common stock during the 20 trading days preceding the conversion date. The note was convertible at $1.00 per share. The Company also issued 275,000 shares of its common stock, as well as warrants to purchase an additional 75,000 shares of common stock at $2.00 per share with a term of five years at the time of note issuance.

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The Company accounted for the Peak One note using ASC 815, Derivatives and Hedging, and recognized a beneficial conversion feature derivative liability of $267,750 as of the note’s issuance date. The Company valued the beneficial conversion feature derivative liability with the Black-Scholes-Merton valuation model on the date of issuance using an expected life of 1.25 years, volatility of 150%, and risk-free rate of 1.82%. The Company also recognized a loss of $486,745 resulting from the excess fair value of the beneficial conversion feature derivative in the Peak One note and of the equity instruments issued with the convertible note.

During the year ended September 30, 2018, the Company recognized a loss of $19,770 related to the change in fair value of the beneficial conversion feature derivative liability. The Company valued the beneficial conversion feature derivative liability with the Black-Scholes-Merton valuation model as of April 30, 2018, immediately prior to the redemption of the note as described below, using an expected life of 1.17 years, volatility of 150%, and risk-free rate of 1.65%.

Additionally, upon issuance of the Peak One note, the Company recorded a debt discount of $300,000. The Company amortized $37,432 of the debt discount to interest expense during the year ended September 30, 2018.

On April 30, 2018, the Company settled the Peak One note for $375,000 and issued 71,429 shares of common stock with a fair value of $103,572 to Peak One. The Company recognized a loss on extinguishment of $153,621.

NOTE 6 – RELATED PARTY TRANSACTIONS

Notes Payable to Chief Executive Officer

In September 2017, the Company’s Chief Executive Officer (“CEO”) issued four notes with an aggregate principal amount of $70,000 to the Company. The notes bore interest at 3% per annum and matured one year from the issuance date. The Company repaid all four notes in full during September 2018. As of September 30, 2018, and 2017, there were no outstanding notes payable to the CEO.

See Note 8 for additional related party transactions.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Litigation

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. A disgruntled former contracted consultant has brought an action in Texas state court against the CEO and the Company, alleging fraud and misrepresentation pertaining to stock and payments, all of which have been paid, and all stock has been delivered to him. He has also included a claim of partial ownership of some of the Company’s patents, which is without merit in that any interest he may have had has been assigned to the Company. The claim is frivolous and without merit. The case is being vigorously defended on our behalf by our insurance carrier.

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Employment Contracts

The Company entered into an employment agreement with its Chief Executive Officer on January 1, 2013. The employment agreement will expire on January 1, 2018 and shall automatically renew for another five years unless terminated in accordance with the provisions of the employment agreement. The employment agreement provides for:

i.	A monthly salary of $20,833 per month subject to an annual increase of 10% per year and consistent with the Company policy applicable to other senior executives and officers and approval by the Board of Directors. During the year ended September 30, 2017, the base salary was $360,000.

ii.	A cash bonus of 25% of his annual base salary each year if the Company reaches the following milestones:

a.	The Company posts annual gross revenues on a consolidated basis of at least $5,000,000;

b.	The Company’s earnings before the deduction of income taxes and amortization expenses (“EBITA”), including cash extraordinary items but before officer’s bonuses, on a consolidated basis for any year is at least $1,000,000;

iii.	An automobile allowance of $1,500 per month.

iv.	A medical insurance allowance of $1,500 per month.

v.	In the event the executive’s employment is terminated without cause he will receive the entire contract remaining on the agreement.

The Company has removed other provisions from the original employment agreement.

Leases

The Company leases 3,906 square feet of office space in Buda, Texas. The lease for the Buda office began on March 15, 2016 and continues until March 31, 2019. The current monthly rent payment of $7,542 continues until February 28, 2019. On March 1, 2019, the monthly rent payment increases to $7,705. The lease shall be automatically renewed for two one-year periods at a rate of $7,705 per month from April 1, 2019 through March 31, 2020 and a rate of $7,867 per month from April 1, 2020 until March 31, 2021, unless either party to the lease agreement notifies the other of the intent to terminate the lease in writing at least 180 days prior to the expiration of the current term.

The Company also leases 1,005 square feet of office space in Scottsdale, Arizona. The lease for the Scottsdale office began on July 15, 2018 and continues until July 31, 2021. The current monthly rent payment of $1,608 continues until July 31, 2019. From August 1, 2019 to July 31, 2020, the monthly rent payment increases to $1,656, and from August 1, 2020 to July 31, 2021, the monthly rent payment increases to $1,705.

Future annual minimum lease obligations at September 30, 2018 are as follows:

Year Ending September 30,	Amount
2019	$111,034
2020	113,405
2021	64,259
$288,698

Rent expense totaled $99,209 and $91,246 for the years ended September 30, 2018 and 2017, respectively.

NOTE 8 - STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of September 30, 2018, and 2017, the Company had 40,743,917 and 6,635,127 shares of common stock outstanding, respectively, and was authorized to issue 650,000,000 shares of common stock at a par value of $0.01.

Common Stock Issued for Cash

During the year ended September 30, 2018, through the utilization of PPMs and upon receipt of executed Subscription Agreements, the Company issued 18,909,900 shares of common stock for $16,625,238 in net cash proceeds pursuant to the exemption from the registration provisions of the Securities Act, as amended, afforded by Rule 506 of Regulation D.

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During the year ended September 30, 2017, through the utilization of PPMs and upon receipt of executed Subscription Agreements, the Company issued 724,000 shares of common stock for $1,383,320 in net cash proceeds pursuant to the exemption from the registration provisions of the Securities Act, as amended, afforded by Rule 506 of Regulation D.

Common Stock Issued to Officers and Employees

During the year ended September 30, 2018, the Company issued 766,033 fully vested shares of common stock with a fair value of $1,472,601 to its officers and other employees as part of their compensation. Of this amount, $950,056 was recorded in general and administrative expenses, $279,500 was recorded in sales and marketing expenses, and $243,045 was recorded in research and development expenses.

During the year ended September 30, 2017, the Company issued 542,268 fully vested shares of common stock with a fair value of $2,783,922 to its officers and other employees as part of their compensation. Of this amount, $2,192,200 was recorded in general and administrative expenses, $93,748 was recorded in sales and marketing expenses, and $536,515 was recorded in research and development expenses.

Common Stock Issued for Services

During the year ended September 30, 2018, the Company issued 10,000 shares of fully vested common stock with a fair value of $15,000 to Magnolia Investor Relations for investor relations services rendered.

During the year ended September 30, 2017, the Company issued 25,000 shares of fully vested common stock with a fair value of $74,500 to StockVest for investor relations services.

Common Stock Issued for Settlement

During the year ended September 30, 2018, the Company issued 50,000 shares of fully vested common stock with a fair value of $81,000 for to settle a legal matter by two shareholders who claimed that they were entitled to 125,000 shares of common stock because of funds allegedly paid to the Company and promises allegedly made by the Company. The Company denied these allegations and settled the matter for 50,000 shares of common stock.

Common Stock Issued for License Termination

During the year ended September 30, 2017, the Company issued 25,000 shares of fully vested common stock with a fair value of $106,250 for a software termination settlement.

Common Stock Issued with Convertible Notes

During the year ended September 30, 2018, the Company issued 275,000 and 71,429 shares of fully vested common stock in connection with the issuance and redemption, respectively, of the Peak One note. The Company also issued 87,500 and 50,000 shares of common stock in connection with the amendment and conversion, respectively, of the FirstFire note. Refer to Note 5 for further discussion.

During the year ended September 30, 2017, the Company issued 50,000 shares of fully vested common stock in connection with the issuance of the FirstFire note. Refer to Note 5 for further discussion.

Preferred Stock

As of September 30, 2018, and 2017, the Company had 1,000,000 and 10,000,000 shares of restricted preferred stock outstanding, respectively, and was authorized to issue 10,000,000 shares of preferred stock at a par value of $0.01. Each share of preferred stock is convertible into the Company’s common stock at a rate of one (1) preferred share to 1.5 common shares. Each share of preferred stock has 1.5 votes on all matters presented to be voted by the holders of common stock. The holders of preferred stock can only convert the shares if agreed to by the Board of Directors. If declared by the Board of Directors, holders of preferred stock are entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the common stock of the Company. In the event of liquidation or dissolution of the Company, holders of preferred stock shall be paid out of the assets of the Company prior and in preference to any payment or distribution to holders of common stock of the Company.

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During the year ended September 30, 2018, the Company’s Chief Executive Officer converted 9,000,000 shares of preferred stock into 13,500,000 shares of common stock.

Warrants

During the year ended September 30, 2018, the Company issued warrants to purchase 75,000 shares of common stock in connection with the Peak One convertible note discussed in Note 5. These warrants were issued with an exercise price of $2.00 and a term of five years. The Company valued these warrants at $90,345 with the Black-Scholes-Merton valuation model using an expected life of five years, volatility of 150%, and risk-free rate of 2.14%.

Additionally, in connection with shares sold through a PPM, the Company issued warrants to purchase 144,000 shares of common stock. These warrants were issued with an exercise price of $4.50 and a term of two years. The Company valued these warrants at $93,198 with the Black-Scholes-Merton valuation model using an expected life of two years, volatility of 150%, and risk-free rates ranging from 1.89% to 2.27%.

Lastly, in connection with shares sold through an additional PPM, the Company issued warrants to purchase 18,837,900 shares of common stock. These warrants were issued with an exercise price of $1.20 and a term of five years. The Company valued these warrants at $28,609,542 with the Black-Scholes-Merton valuation model using an expected life of five years, volatility of 150%, and risk-free rates ranging from 2.56% to 2.95%. The Company also issued warrants to purchase 5,398,966 shares of common stock to the placement agents for this PPM. These warrants were issued with an exercise price of $1.00 and a term of ten years. The Company valued these warrants at $10,952,342 with the Black-Scholes-Merton valuation model using an expected life of ten years, volatility of 150%, and a risk-free rate of 3.05%.

During the year ended September 30, 2017, the Company issued warrants to purchase 165,000 shares of common stock in connection with the FirstFire convertible note discussed in Note 5. These warrants were issued with an exercise price of $4.50 per share with a term of two years. In December 2017, the FirstFire convertible note was amended to, among other things, lower the warrants’ exercise price to $2.00 per share. The Company re-valued the warrants at $158,268 with the Black-Scholes-Merton valuation model using an expected life of two years, volatility of 150%, and risk-free rate of 1.87%.

Additionally, during the year ended September 30, 2017, in connection with shares purchased through a PPM, the Company issued warrants to purchase 560,000 shares of common stock. These warrants were issued with an exercise price of $4.50 and a term of two years. The Company valued these warrants at $963,337 with the Black-Scholes-Merton valuation model using an expected life of two years, volatility of 150%, and risk-free rates ranging from 1.27% to 1.45%.

Warrant activity for the years ended September 30, 2018 and 2017 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at September 30, 2016	—	$—	—
Granted	725,000	4.50	2.00
Exercised	—	—	—
Canceled/Forfeited	—	—	—
Outstanding at September 30, 2017	725,000	4.50	1.88
Granted	25,033,366	1.18	5.99
Exercised	(742,500)	1.20	1.50
Canceled/Forfeited	—	—	—
Outstanding at September 30, 2018	25,015,866	$1.27	5.83

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NOTE 9 - INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended September 30, 2018 and 2017 consist of the following:

	September 30,
	2018	2017
Current:
Federal	$—	$—
State	—	—
	$—	$—

Deferred:
Federal	$(2,558,000)	$(781,817)
State	—	—
	(2,558,000)	(781,817)
Valuation allowance	2,558,000	781,817
Provision (benefit) for income taxes, net	$—	$—

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	September 30,
	2018	2017
Statutory federal income tax rate	21.0%	34.0%
Non-deductible stock-based compensation	(7.0)	(16.0)
Change in statutory tax rate	(19.0)	—
Valuation allowance	5.0	(18.0)
Effective tax rate	0.0%	0.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

	September 30,
	2018	2017
Net operating loss carry forward	$3,536,000	$4,725,000
Deferred compensation	3,747,000	—
Valuation allowance	(7,283,000)	(4,725,000)
Deferred income tax asset	$—	$—

The Company has a net operating loss carry forward of $16.8 million available to offset future taxable income. Of which, $2.6 million will expire within the next five years, and the remaining $14.2 million will expire thereafter. For income tax reporting purposes, the Company’s aggregate unused net operating losses were subject to the limitations of Section 382 of the Internal Revenue Code, as amended. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company; it is more likely than not that the benefits will not be realized. For income tax reporting purposes, Management has determined that net operating losses prior to February 5, 2015 are subject to an annual limitation of approximately $600,000.

For the years ended September 30, 2018 and 2017, the difference between the amounts of income tax expense or benefit that would result from applying the statutory rates to pretax income to the reported income tax expense of $0 is the result of the net operating loss carry forward and the related valuation allowance, as well as non-deductible stock-based compensation.

The Company anticipates it will continue to record a valuation allowance against the losses of certain jurisdictions, primarily federal and state, until such time as it is able to determine it is “more-likely-than-not” the deferred tax asset will be realized. Such position is dependent on whether there will be sufficient future taxable income to realize such deferred tax assets. The Company’s effective tax rate may vary from period to period based on changes in estimated taxable income or loss by jurisdiction, changes to the valuation allowance, changes to federal, state or foreign tax laws, future expansion into areas with varying country, state, and local income tax rates, deductibility of certain costs and expenses by jurisdiction.

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The Company has not filed its federal income tax returns since 2012, which is through the fiscal year ending September 30, 2013. The Company is preparing the 2013 through 2016 filings, which report activity for the fiscal years ending September 30, 2014 through 2017. The September 30, 2018 tax return is not due at this time. The Company intends to remediate the lack of filing timely tax returns immediately. There are currently no ongoing tax examinations.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was signed into law in the U.S. The Tax Act has resulted in significant changes to the U.S. corporate income tax system. These changes include a federal statutory rate reduction from 35% to 21%, the elimination or reduction of certain domestic deductions and credits, and limitations on the deductibility of interest expense and executive compensation. These changes were effective beginning in 2018.

NOTE 10 - SUBSEQUENT EVENTS

On October 4, 2018, the Company executed a lease for 3,859 square feet of office space in Scottsdale, Arizona. The lease has a term of three years, commencing on November 1, 2018. The monthly rent is $6,432 for the first year and increases to $6,753 for the second year and $7,075 for the third year. The Company will, within the next fiscal year, move its corporate headquarters to this location from its current location in Buda, Texas. The Company has reduced the size of its Buda, Texas facility and will continue to maintain the facility for its research and development activities. The lease for the existing office space in Scottsdale, Arizona will not be renewed.

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FORM 10-Q FILING

FOR THE THREE MONTHS ENDED DECEMBER 31, 2018 AND 2017

CIPHERLOC CORPORATION

BALANCE SHEETS

(UNAUDITED)

	December 31, 2018	September 30, 2018
ASSETS
Current assets
Cash	$13,052,481	$14,056,346
Prepaid expenses	56,995	—
Total current assets	13,109,476	14,056,346

Other assets	12,218	12,218
Fixed assets, net	35,988	20,050
Total assets	$13,157,682	$14,088,614

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$91,782	$52,043
Accrued compensation	153,765	72,489
Total current liabilities	245,547	124,532

Commitments and contingencies (Note 5)

Series A convertible preferred stock, $0.01 par value, 10,000,000 shares authorized; 1,000,000 issued and outstanding as of December 31, 2018 and September 30, 2018	10,000	10,000
Common stock, $0.01 par value, 650,000,000 shares authorized; 40,763,917 and 40,743,917 issued and outstanding as of December 31, 2018 and September 30, 2018, respectively	407,638	407,438
Additional paid-in capital	68,208,957	68,169,157
Accumulated deficit	(55,714,460)	(54,622,513)
Total stockholders’ equity	12,912,135	13,964,082
Total liabilities and stockholders’ equity	$13,157,682	$14,088,614

The accompanying notes are an integral part of these unaudited financial statements.

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CIPHERLOC CORPORATION

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	December 31,
	2018	2017
Revenues	$—	$115,642
Cost of revenues	—	30,300
Gross profit	—	85,342

Operating expenses
General and administrative	532,974	183,920
Sales and marketing	213,975	22,967
Research and development	345,895	114,852
Total operating expenses	1,092,844	321,739
Operating loss	(1,092,844)	(236,397)

Other income (expenses)
Loss on extinguishment of convertible notes	—	(358,038)
Excess fair value of derivatives in convertible note	—	(486,745)
Change in fair value of embedded conversion features in convertible notes	—	(135,932)
Interest income (expense), net	897	(196,036)
Net loss	$(1,091,947)	$(1,413,148)

Net loss per common share – basic and diluted	$(0.03)	$(0.21)

Weighted average common shares outstanding – basic and diluted	40,762,159	6,712,339

The accompanying notes are an integral part of these unaudited financial statements.

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CIPHERLOC CORPORATION

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,091,947)	$(1,413,148)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	1,781	1,381
Stock-based compensation	—	10,000
Stock issued for services	40,000	—
Loss on extinguishment of convertible notes	—	358,038
Excess fair value of derivatives in convertible note	—	486,745
Change in fair value of embedded conversion features in convertible notes	—	135,932
Debt discount amortization	—	183,345
Changes in operating assets and liabilities:
Prepaid expenses	(56,995)	—
Accounts payable and accrued liabilities	39,739	(19,513)
Accrued compensation	81,276	1,396
Deferred revenue	—	(115,642)
Net cash used in operating activities	(986,146)	(371,466)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(17,719)	—
Net cash used in investing activities	(17,719)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued for cash	—	57,200
Proceeds from convertible note, net	—	242,600
Net cash provided by financing activities	—	299,800

DECREASE IN CASH	(1,003,865)	(71,666)
CASH, BEGINNING OF PERIOD	14,056,346	227,396
CASH, END OF PERIOD	$13,052,481	$155,730

The accompanying notes are an integral part of these unaudited financial statements.

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CIPHERLOC CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED DECEMBER 31, 2018

(UNAUDITED)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at September 30, 2018	1,000,000	$10,000	40,743,917	$407,438	$68,169,157	$(54,622,513)	$13,964,082
Common stock issued for services	—	—	20,000	200	39,800	—	40,000
Net loss	—	—	—	—	—	(1,091,947)	(1,091,947)
Balance at December 31, 2018	1,000,000	$10,000	40,763,917	$407,638	$68,208,957	$(55,714,460)	$12,912,135

The accompanying notes are an integral part of these unaudited financial statements.

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CIPHERLOC CORPORATION

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2018 AND 2017

(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Cipherloc Corporation (the “Company” or “Cipherloc”) was incorporated in Texas on June 22, 1953 as American Mortgage Company. On March 15, 2015, the Company changed its name to Cipherloc Corporation. The name change became effective on March 23, 2015.

NOTE 2 - BASIS OF PRESENTATION OF INTERIM FINANCIAL STATEMENTS

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The accompanying interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

Operating results for the three months ended December 31, 2018 are not necessarily indicative of the results that may be expected for the year ending September 30, 2019. Notes to the unaudited interim financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended September 30, 2018 have been omitted; this report should be read in conjunction with the audited financial statements and the footnotes thereto for the fiscal year ended September 30, 2018 included within the Company’s Form 10-K as filed with the Securities and Exchange Commission.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies are as follows:

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 or September 30, 2018. At December 31, 2018 and September 30, 2018, cash includes cash on hand and cash in the bank. The Company maintains its cash in accounts held by large, globally recognized banks which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (FDIC). The FDIC insures these deposits up to $250,000. At December 31, 2018, $12,802,481 of the Company’s cash balance was uninsured. The Company has not experienced any losses in cash.

Convertible Debt and Embedded Derivatives

Convertible debt is accounted for under the guidelines established by Accounting Standards Codification (“ASC”) 470-20, Debt with Conversion and Other Options. ASC 470-20 governs the calculation of an embedded beneficial conversion, which is treated as an additional discount to the instruments where derivative accounting does not apply. This applies during the period for which embedded conversion features are either fixed or not yet available to the holder. The amount of the beneficial conversion feature may reduce the carrying value of the instrument. The discounts relating to the initial recording of the derivatives or beneficial conversion features are accreted over the term of the debt.

When equity instruments, such as common stock and/or warrants, are issued with convertible debt, the net proceeds from the transaction are allocated to the convertible debt and equity instruments based on their relative fair values. The proceeds allocated to the equity instruments may reduce the carrying value of the convertible debt, and such discount is amortized to interest expense over the term of the debt.

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In the event a convertible note has an embedded conversion feature which, among other features, allows an unlimited number of common shares to be issued upon conversion since the conversion price is based on the quoted market price of the Company’s common stock, the Company records a derivative liability, which is marked to market at each reporting period and charged to the statement of operations in accordance with ASC 815, Accounting for Derivative Financial Instruments and Hedging Activities.

Basic and Diluted Net Loss per Common Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the reporting period. The weighted average number of shares is calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Diluted earnings per share reflects the potential dilution that could occur if stock options, warrants, and other commitments to issue common stock were exercised or equity awards vest, resulting in the issuance of common stock that could share in the earnings of the Company. As of December 31, 2018 and September 30, 2018, the Company had 1,000,000 shares of preferred stock outstanding, which are convertible into 1,500,000 shares of common stock.

Diluted loss per share is the same as basic loss per share during periods where net losses are incurred since the inclusion of the potential common stock equivalents would be anti-dilutive as a result of the net loss. During the three months ended December 31, 2018, 25,015,866 warrants and 1,000,000 shares of convertible preferred stock were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. During the three months ended December 31, 2017, 874,000 warrants and 1,000,000 shares of convertible preferred stock were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive.

Research and Development and Software Development Costs

The Company expenses all research and development costs, including patent and software development costs. Our research and development costs incurred for the three months ended December 31, 2018 and 2017 were $345,895 and $114,852, respectively.

Recent Accounting Announcements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standards Updates (“ASU”) to amend the authoritative literature in the ASC. There have been a number of ASUs to date that amend the original text of the ASC. Other than those discussed below, the Company believes those updates issued-to-date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a significant impact on the Company.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurements (Topic 820) – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, to modify the disclosure requirements for fair value measurements. The ASU removes certain disclosure requirements related to transfers between fair value hierarchy levels and valuation processes for Level 3 fair value measurements. It modifies certain disclosure requirements for investments in entities that calculate net asset value. It adds certain disclosure requirements regarding gains and losses for recurring Level 3 fair value measurements and unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718) – Improvements to Nonemployee Share-Based Payment Accounting, to expand the scope of Topic 718, Compensation – Stock Compensation, which currently only includes share-based payments to employees, to include share-based payments issued to nonemployees for goods or services. Thus, accounting for share-based payments to nonemployees and employees will be substantially aligned. ASU 2018-07 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

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In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Early adoption of the amendments in this standard is permitted for all entities, and the Company may recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 840): Targeted Improvements, to provide a new transition method and practical expedient for separating components of a contract. The amendments in this standard are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently in the process of evaluating the effect this guidance will have on its financial statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. ASU 2014-09 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The adoption of ASU 2014-09 did not have a material impact on the Company’s financial statements or related disclosures.

NOTE 4 – CONVERTIBLE NOTE PAYABLE

FirstFire Global Opportunities Fund, LLC

On September 26, 2017, the Company issued a convertible note payable to FirstFire Global Opportunities Fund, LLC (“FirstFire”). This convertible note was settled in March 2018. The note was issued with a principal amount of $330,000, which included an original issue discount of $30,000. The Company incurred $8,500 in debt issuance costs. The note accrued interest at 5% per annum and was to mature on March 26, 2018. The note was convertible at $2.00 per share, subject to adjustment due to ratchet or down round protection, among other adjustments. The Company also issued 50,000 shares of its common stock, as well as warrants to purchase an additional 165,000 shares of common stock at $4.50 per share with a term of two years. The note was amended on December 20, 2017, which reduced the conversion price of the note from $2.00 to $1.00 per share and the exercise price of the warrants from $4.50 to $2.00. The amendment also required the Company to issue an additional 87,500 shares of common stock to FirstFire. The Company also received the right to prepay the convertible note at any time from the 151st through the 180th day following September 26, 2017, after which the Company could repay FirstFire at 130% multiplied by the outstanding principal amount plus accrued and unpaid interest.

The reduction of the conversion price from $2.00 to $1.00 was deemed to create a beneficial conversion feature, therefore, the Company accounted for the amendment of the FirstFire note using ASC 815, Derivatives and Hedging, and recognized a loss on extinguishment of $358,038 during the three months ended December 31, 2017. The Company also recognized a beneficial conversion feature derivative liability of $320,312 as of the note’s amendment date. The Company valued the beneficial conversion feature using the Black-Scholes-Merton valuation model on the date of the amendment with an expected life of one (1) year, volatility of 150%, and risk-free rate of 1.87%.

During the three months ended December 31, 2017, the Company recognized a loss of $48,911 related to the change in fair value of the FirstFire beneficial conversion feature. The change in fair value was calculated using the stock price as of December 31, 2017 of $1.18 and an exercise price of $0.70, which is 70% multiplied by the lowest bid price of the Company’s common stock during the preceding 25 trading days, per the terms of the note.

Additionally, upon the December 20, 2017 amendment of the FirstFire note, the Company recorded a debt discount of $330,000. The Company amortized $37,813 of the debt discount to interest expense during the three months ended December 31, 2017. Total interest expense related to the FirstFire note, including the debt discount amortization prior to the amendment, was $178,700 for the three months ended December 31, 2017.

Peak One Opportunity Fund LP

On December 14, 2017, the Company issued a convertible note payable to Peak One Opportunity Fund LP (“Peak One”). This convertible note was settled in April 2018. The note was issued with a principal amount of $300,000. The Company incurred $27,400 in debt issuance costs. The note was to mature on December 14, 2020. The note was convertible at $1.00 per share. The Company also issued 275,000 shares of its common stock, as well as warrants to purchase an additional 75,000 shares of common stock at $2.00 per share with a term of five years at the time of note issuance.

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The Company accounted for the Peak One note using ASC 815, Derivatives and Hedging, and recognized a beneficial conversion feature derivative liability of $267,750 as of the note’s issuance date. The Company valued the beneficial conversion feature using the Black-Scholes-Merton valuation model on the date of issuance with an expected life of 1.25 years, volatility of 150%, and risk-free rate of 1.82%. The Company also recognized a loss of $486,745 resulting from the excess fair value of the beneficial conversion feature in the Peak One note and of the equity instruments issued with the convertible note.

During the three months ended December 31, 2017, the Company recognized a loss of $87,021 related to the change in fair value of the Peak One beneficial conversion feature. The change in fair value was calculated using the stock price as of December 31, 2017 of $1.18 and an exercise price of $0.70, which is 70% multiplied by the lowest bid price of the Company’s common stock during the preceding 25 trading days, per the terms of the note.

Additionally, upon issuance of the Peak One note, the Company recorded a debt discount of $300,000. The Company amortized $4,645 of the debt discount to interest expense during the three months ended December 31, 2017.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. A disgruntled former contracted consultant has brought an action in Texas state court against the CEO and the Company, alleging fraud and misrepresentation pertaining to stock and payments, all of which have been paid, and all stock has been delivered to him. He has also included a claim of partial ownership of some of the Company’s patents, which is without merit in that any interest he may have had has been assigned to the Company. The claim is frivolous and without merit. The case is being vigorously defended on our behalf by our insurance carrier.

Leases

The Company leases 3,906 square feet of office space in Buda, Texas. The lease for the Buda office began on March 15, 2016 and continues until March 31, 2019. The current monthly rent payment of $7,542 continues until February 28, 2019. On March 1, 2019, the monthly rent payment increases to $7,705. The lease shall be automatically renewed for two one-year periods at a rate of $7,705 per month from April 1, 2019 through March 31, 2020 and a rate of $7,867 per month from April 1, 2020 until March 31, 2021, unless either party to the lease agreement notifies the other of the intent to terminate the lease in writing at least 180 days prior to the expiration of the current term.

The Company also leases 1,005 square feet of office space in Scottsdale, Arizona. The lease for the Scottsdale office began on July 15, 2018 and continues until July 31, 2021. The current monthly rent payment of $1,608 continues until July 31, 2019. From August 1, 2019 to July 31, 2020, the monthly rent payment increases to $1,656, and from August 1, 2020 to July 31, 2021, the monthly rent payment increases to $1,705.

In October 2018, the Company leased an additional 3,859 square feet of office space in Scottsdale, Arizona. The lease for the new Scottsdale office began on October 4, 2018 and continues until October 31, 2021. Annual rent of $77,180 was prepaid for the first year from November 1, 2018 to October 31, 2019. After the first year, the lease requires monthly rent payments of $6,753 from November 1, 2019 to October 31, 2020 and $7,075 from November 1, 2020 to October 31, 2021.

NOTE 6 - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 650,000,000 common shares and 10,000,000 preferred shares at a par value of $0.01 per share. As of December 31, 2018, the Company had 40,763,917 shares of common stock and 1,000,000 shares of preferred stock outstanding. As of September 30, 2018, the Company had 40,743,917 shares of common stock and 1,000,000 shares of preferred stock outstanding.

Common Stock

Management determines the fair value of stock issuances using the closing stock price on the grant date.

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During the three months ended December 31, 2018, the Company issued 20,000 shares of common stock with a fair value of $40,000 to Pycnocline, LLC for management consulting services.

During the three months ended December 31, 2017, the Company issued 5,537 shares of common stock with a fair value of $10,000 to its officers and other employees as part of their compensation, which was recorded in research and development expenses.

Preferred Stock

Each share of preferred stock is convertible into the Company’s common stock at a rate of one (1) preferred share to 1.5 common shares. Each share of preferred stock has 1.5 votes on all matters presented to be voted by the holders of common stock. The holders of preferred stock can only convert the shares if agreed to by the Board of Directors. If declared by the Board of Directors, holders of preferred stock are entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the common stock of the Company. In the event of liquidation or dissolution of the Company, holders of preferred stock shall be paid out of the assets of the Company prior and in preference to any payment or distribution to holders of common stock of the Company.

NOTE 7 – SUBSEQUENT EVENTS

There have been no reportable events that have occurred after December 31, 2018.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this Quarterly Report, “Company,” “our company,” “us,” and “our” refer to Cipherloc Corporation and its subsidiaries, unless the context requires otherwise.

Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

Our Business

Cipherloc is a data security solutions company. We are developing a highly innovative, polymorphic encryption technology designed to enable an iron-clad layer of protection to be added to existing solutions. The Company plans to introduce an innovative and revolutionary new type of encryption technology with five international patents and four US patents. We expect to be the industry’s first “Polymorphic Cipher Engine”, called Cipherloc®. We expect to offer the first secure commercially viable advanced “Polymorphic Key Progression Algorithmic Cipher Engine” (“PKPA”). This morphing cipher can be used in any commercial data security industry and/or in sensitive applications.

Results of Operations for the three months ended December 31, 2018 and 2017

Revenue decreased to $0 from $115,642 for the three months ended December 31, 2018 and 2017, respectively. Similarly, cost of revenue decreased to $0 from $30,300 for the three months ended December 31, 2018 and 2017, respectively. The decrease in revenue and cost of revenue is a result of the Company’s only software license contract ending in June 2018.

General and administrative expenses increased to $532,974 from $183,920 for the three months ended December 31, 2018 and 2017, respectively. General and administrative expenses increased primarily as a result of higher professional fees of $86,000, higher legal costs of $74,000, higher consulting and contract services of $64,000, higher salaries of $47,000, and higher rent expense of $22,000.

Sales and marketing expenses increased to $213,975 from $22,967 for the three months ended December 31, 2018 and 2017, respectively. Sales and marketing expenses increased primarily as a result of higher consulting costs of $151,000.

Research and development costs increased to $345,895 from $114,852 for the three months ended December 31, 2018 and 2017, respectively. Research and development expenses increased primarily as a result of higher salaries of $167,000 and higher consulting costs of $74,000, partially offset by lower stock-based compensation of $10,000.

Interest income, net, was $897 for the three months ended December 31, 2018, as compared to interest expense, net, of $196,036 for the three months ended December 31, 2017. The change in interest income (expense), net, was due to the convertible notes with FirstFire Global Opportunities Fund, LLC and Peak One Opportunity Fund LP, which were outstanding during the three months ended December 31, 2017 and subsequently settled prior to the three months ended December 31, 2018.

Liquidity and Capital Resources

We have an accumulated deficit at December 31, 2018 of $55,714,460. We expect to incur substantial expenses and generate continued operating losses until we generate revenues sufficient to meet our obligations. At December 31, 2018, the Company had cash of $13,052,481. We believe that our existing cash balances are sufficient to fund future operations for the next 12 months.

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Cash Flow

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows:

	Three Months Ended
	December 31,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(986,146)	$(371,466)
Investing activities	$(17,719)	$—
Financing activities	$—	$299,800

Operating Activities

Cash used in operating activities was $986,146 and $371,466 for the three months ended December 31, 2018 and 2017, respectively. The increase in cash used in operating activities was primarily due to lower non-cash expenses, partially offset by changes in working capital usage.

Investing Activities

Cash used in investing activities was $17,719 and $0 for the three months ended December 31, 2018 and 2017, respectively. The increase in cash used in investing activities was the result of fixed asset purchases.

Financing Activities

Cash provided by financing activities was $0 and $299,800 for the three months ended December 31, 2018 and 2017, respectively. The decrease in cash provided by financing activities was primarily due to no issuances of common stock or notes payable during the three months ended December 31, 2018.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, as amended, provides that to the fullest extent permitted by law, directors, officers, employees and agents may be indemnified by the Corporation against any and all expenses, liabilities or other matters. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted as to directors, officers, employees, controlling persons and agents of the small business issuer pursuant to the above-stated language, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as set out in the Act and is therefore unenforceable.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows: (1)

SEC Registration Fee	$6,245.86
Auditor Fees and Expenses	$16,500.00
Consulting Fees and Related Expenses	$15,750.00
Transfer Agent Fees	$6,500.00
TOTAL	$44,995.86

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company, rather than the selling shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XIII of our Bylaws, as amended, provides that to the fullest extent permitted by law, directors, officers, employees and agents may be indemnified by the Corporation against any and all expenses, liabilities or other matters. Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Texas, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person. The authority for said indemnification arises from the Texas Business Corporation Act Article 2.02-1 and shall be amended from time to time as such statute is amended.

RECENT SALES OF UNREGISTERED SECURITIES

Fiscal Year Ended September 30, 2018

Stock Issued for Cash

During the year ended September 30, 2018, through the utilization of Private Placement Memorandums (PPMs) and upon receipt of executed Subscription Agreements, the Company issued 18,909,900 shares of common stock for $16,625,238 in net cash proceeds pursuant to the exemption from the registration provisions of the Securities Act, as amended, afforded by Rule 506 of Regulation D. Of the 18,909,900 shares of common stock issued, 72,000 shares were issued each with a warrant to purchase two additional shares of common stock and 18,837,900 shares were issued each with a warrant to purchase one additional share of common stock.

Stock Issued to Officers and Employees

During the year ended September 30, 2018, the Company issued 766,033 shares of common stock with a fair value of $1,472,601 to its officers and other employees as part of their compensation.

Stock Issued for Services

During the year ended September 30, 2018, the Company issued 10,000 shares of common stock with a fair value of $15,000 to Magnolia Investor Relations for investor relations services rendered.

Stock Issued for Settlement

During the year ended September 30, 2018, the Company issued 50,000 shares of common stock with a fair value of $81,000 to settle a legal matter by two shareholders who claimed they were entitled to 125,000 shares of common stock because of funds allegedly paid to the Company and promises allegedly made by the Company. The Company denied these allegations and settled the matter for 50,000 shares of common stock.

Convertible Notes

On September 26, 2017, the Company issued a convertible note to FirstFire Global Opportunities Fund, LLC (“FirstFire”) with a principal amount of $330,000, which included an original issue discount of $30,000. The Company incurred $8,500 in debt issuance costs. The note accrued interest at 5% per annum and was to mature on March 26, 2018. The note was convertible at $2.00 per share. Under the terms of the note, the Company also issued 50,000 shares of its common stock to FirstFire, as well as warrants to purchase an additional 165,000 shares of common stock at $4.50 per share with a term of two years. The note was amended on December 20, 2017, which reduced the conversion price of the note from $2.00 to $1.00 per share and the exercise price of the warrants from $4.50 to $2.00. The amendment also required the Company to issue an additional 87,500 shares of common stock to FirstFire. On March 21, 2018, the Company entered into a settlement agreement with FirstFire, under which FirstFire converted $77,500 of the note payable into 50,000 shares of common stock, and the Company paid $350,000 to satisfy the note payable in full.

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On December 14, 2017, the Company issued a convertible note to Peak One Opportunity Fund LP (“Peak One”) with a principal amount of $300,000. The Company incurred $27,400 in debt issuance costs. The note was to mature on December 14, 2020. The note was convertible at $1.00 per share. Under the terms of the note, the Company also issued 275,000 shares of its common stock to Peak One, as well as warrants to purchase an additional 75,000 shares of common stock at $2.00 per share with a term of five years. On April 30, 2018, the Company redeemed the Peak One note for $375,000 prior to the maturity date and also issued 71,429 shares of common stock with a fair value of $103,572 to Peak One.

Fiscal Year Ended September 30, 2017

Stock Issued for Cash

During the year ended September 30, 2017, through the utilization of a PPM and upon receipt of executed Subscription Agreements, the Company issued 724,000 shares of common stock for $1,383,320 in net cash proceeds pursuant to the exemption from the registration provisions of the Securities Act, as amended, afforded by Rule 506 of Regulation D. Of the 724,000 shares of common stock issued, 280,000 shares were issued each with a warrant to purchase two additional shares of common stock. These shares and warrants were issued for $534,985 in net cash proceeds.

Stock Issued to Officers and Employees

During the year ended September 30, 2017, the Company issued 542,268 shares of common stock with a fair value of $2,783,922 to its officers and other employees as part of their compensation.

Stock Issued for Services

During the year ended September 30, 2017, the Company issued 25,000 shares of common stock with a fair value of $74,500 to StockVest for investor relations services.

Stock Issued for License Termination

During the year ended September 30, 2017, the Company issued 25,000 shares of common stock with a fair value of $106,250 for a software termination settlement.

Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock at $0.01 par value. There were 1,000,000 and 10,000,000 shares of preferred stock issued and outstanding as of September 30, 2018 and 2017, respectively. Each share of preferred stock is convertible into the Company’s common stock at a rate of one (1) preferred share to 1.5 common shares. Each share of preferred stock has 1.5 votes on all matters presented to be voted by the holders of common stock. The holders of preferred stock can only convert the shares if agreed to by the Board of Directors. If declared by the Board of Directors, holders of preferred stock are entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the common stock of the Company. In the event of liquidation or dissolution of the Company, holders of preferred stock shall be paid out of the assets of the Company prior and in preference to any payment or distribution to holders of common stock of the Company.

The issuance of preferred stock by our board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. See “Risk Factors” above.

Common Stock

The Company has authorized 650,000,000 shares of common stock at $0.01 par value. There were 40,743,917 and 6,635,127 shares of common stock issued and outstanding as of September 30, 2018 and 2017, respectively. The holders of our common stock are entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. The dividend rights of our common stock are junior to any preferential dividend rights of any outstanding shares of preferred stock. The holders of our common stock also are entitled to receive distributions upon our liquidation, dissolution or winding up of our assets that are legally available for distribution, after payment of all debt and other liabilities and distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock.

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The holders of our common stock are not entitled to preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.

Warrants

During the year ended September 30, 2018, the Company issued warrants to purchase 75,000 shares of common stock in connection with the Peak One convertible note discussed above. These warrants were issued with an exercise price of $2.00 and a term of five years. Additionally, in connection with shares purchased through a PPM, the Company issued warrants to purchase 144,000 shares of common stock. These warrants were issued with an exercise price of $4.50 and a term of two years. Lastly, in connection with shares purchased through another PPM, the Company issued warrants to purchase 18,837,900 shares of common stock. These warrants were issued with an exercise price of $1.20 and a term of five years. The Company issued an additional 5,398,970 warrants, with a cashless conversion provision, at an exercise price of $1.00 and a term of ten years to the investment agent as part of its fees.

During the year ended September 30, 2017, the Company issued warrants to purchase 165,000 shares of common stock in connection with the FirstFire convertible note discussed above. These warrants were issued with an exercise price of $4.50 per share and a term of two years. Additionally, in connection with shares purchased through a PPM, the Company issued warrants to purchase 560,000 shares of common stock. These warrants were issued with an exercise price of $4.50 and a term of two years.

EXHIBITS

Ex No.

3.1	Articles of Incorporation Incorporated by reference to the Registrant’s Form 10-SB filed on or about January 3, 2000.
3.2	Bylaws Incorporated by reference to the Registrant’s Form 10-QSB for the quarter ended December 31, 2000 and filed on or about February 14, 2001.
3.3	Amendment to the Articles of Incorporation indicating name change and reverse stock split as set out in Registrant’s Form 8-K dated and filed on March 23, 2015
3.5	Amendment to the Bylaws, incorporated by reference as set out in Registrant’s Form 8-K dated and filed on September 9, 2014
5.1	Legal Opinion Letter (1)
10.30	Employment Agreement of Dr. Milton Mattox date September 24, 2018 appointing him as Chief Operating Officer incorporated by reference to the Registrant’s Form 8-K filed on September 26, 2018. The exhibit was inadvertently marked as Exhibit 10.29.
10.31	Lease agreement effective November 1, 2018 and dated October 4, 2018 for property in North Scottsdale, AZ incorporated by reference to the Registrant’s Form 8 K filed on October 11, 2018 and attached hereto.
10.32	Placement Agent Agreement dated January 17, 2018 incorporated by reference to the Registrant’s Form 8-K filed on August 1, 2018 and attached to Form 10-K for year ending September 30, 2018 filed on December 31, 2018.
10.33	2019 Stock Option/Stock Issuance Plan dated August 27, 2018 is incorporated by reference and attached to Form 10-K for year ending September 30, 2018 filed on December 31, 2018.
13.1	Form 10-K for year ending September 30, 2018 filed and dated December 31, 2018 is incorporated herein by reference
23.1	Consent of Independent Accounting Firm Armanino LLP (1)
23.2	Consent of Independent Accounting Firm dbbmckennon (1)
99.1	Form of Subscription Agreement (1)

(1) Filed herewith

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UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers, or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Buda, State of Texas, on February 21 , 2019.

Registrant	Cipherloc Corporation

Date: February 21 , 2019	By:	/s/ Michael De La Garza
Michael De La Garza , Chairman, Chief Executive Officer, President (Principal Executive Officer),

	By:	/s/ Michael De La Garza
Acting Chief Financial Officer (Principal Financial Officer)

In accordance with the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Date: February 21 , 2019	By:	/s/ Albert Carlson
Albert Carlson
Director

Date: February 21 , 2019	By:	/s/ Sammy Davis
Sammy Davis
Director

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